UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )
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Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

QUAKER CHEMICAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS
AND PROXY STATEMENT

MEETING DATE May 10, 2023
QUAKER HOUGHTON
901 E. Hector Street
Conshohocken, Pennsylvania 19428

Important Notice of Availability of Proxy Materials for Quaker Houghton’s 2023
Annual Meeting of Shareholders to be held on May 10, 2023. The Notice of Meeting, Proxy Statement and 2022 Annual Report to Shareholders are available at www.proxyvote.com.

Notice of Virtual Annual Meeting of Shareholders

TIME:	8:00 A.M., Eastern Time, on Wednesday, May 10, 2023

PLACE:	The 2023 Annual Meeting of Shareholders will be held remotely via the Internet at www.virtualshareholdermeeting.com/KWR2023. You will not be able to attend the annual meeting in person.

ITEMS OF BUSINESS:
(1)To elect three directors.
(2)To hold an advisory vote on the compensation of our named executive officers as described in this proxy statement.
(3)To hold an advisory vote on the frequency of the advisory vote on the compensation of our named executive officers.
(4)To consider and act upon a proposal to approve the 2023 Director Stock Ownership Plan.
(5)To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm to examine and report on our financial statements and internal control over financial reporting for 2023; and
(6)To transact any other business properly brought before the meeting and any adjournment or postponement thereof.

WHO MAY VOTE:	You can vote at the meeting and any adjournment(s) of the meeting if you were a shareholder of the Company at the close of business on March 1, 2023.

ANNUAL REPORT:	A copy of our Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2022 is included with this proxy statement.
It is important that your shares be represented at the meeting. Regardless of whether you plan to participate in the virtual shareholders’ meeting, you are urged to complete, sign, date and return the enclosed proxy in the envelope we have enclosed for your convenience; no postage is required if mailed in the United States. If you plan to participate in the virtual shareholders’ meeting, please see the instructions on page 1 of the Proxy Statement.

By Order of the Board of Directors,

Robert T. Traub
Senior Vice President, General Counsel and Corporate Secretary
Conshohocken, Pennsylvania
March 31, 2023

Important Notice of Availability of Proxy Materials
for Quaker Houghton’s 2023 Annual Meeting of Shareholders to be held on May 10, 2023.
The Notice of Meeting, Proxy Statement and 2022 Annual Report to Shareholders
are available at www.proxyvote.com.

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PROXY STATEMENT

Proxy Statement
This proxy statement is being furnished to our shareholders in connection with the solicitation of proxies on behalf of our Board of Directors for use at our 2023 Annual Meeting of Shareholders, and at any and all postponements or adjournments of the meeting, for the purpose of considering and acting upon the matters referred to in the accompanying Notice of Annual Meeting of Shareholders and which are discussed below. The Annual Meeting of Shareholders will be held live via the Internet at www.virtualshareholdermeeting.com/KWR2023, at 8:00 A.M., Eastern Time, on May 10, 2023. You will not be able to attend the annual meeting in person.
We believe that a virtual meeting allows expanded shareholder access and participation and improved communications, while affording shareholders the same rights as if the meeting were held in person, including the ability to vote shares electronically during the meeting and ask questions in accordance with the rules of conduct for the meeting.
The terms “we,” “our,” “us,” the “Company,” “Quaker” and “Quaker Houghton,” as used in this proxy statement, refer to Quaker Chemical Corporation doing business as Quaker Houghton.
This proxy statement, the accompanying form of proxy and a copy of our Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2022 are first being mailed to our shareholders on or about March 31, 2023.
Information Concerning the Annual Meeting
What matters will be voted on at the meeting?
At the meeting, shareholders will vote on five proposals and any other business properly brought before the meeting:
•Election of three nominees to serve on our Board of Directors (or the “Board”);
•Advisory vote on the compensation of our named executive officers as described in this proxy statement;
•Advisory vote on the frequency of the advisory vote on the compensation of our named executive officers;
•Approval of the 2023 Director Stock Ownership Plan; and
•Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2023.
How does the Board recommend I vote on the proposals?
The Board recommends that you vote:
•FOR each of the three nominees named in this proxy statement;
•FOR approval, on a non-binding basis, of the Company’s compensation of our named executive officers as described in this proxy statement;
•FOR every “THREE YEARS” as the frequency of future, non-binding shareholder advisory votes on compensation of our named executive officers;
•FOR the approval of the 2023 Director Stock Ownership Plan; and
•FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2023.
Who can attend the Annual Meeting?
This year’s annual meeting will be a virtual meeting of the shareholders conducted via live webcast. The meeting will be followed by a question and answer session. All shareholders of record on March 1, 2023 are invited to participate in the meeting. We have structured our virtual meeting to provide shareholders the same rights as if the meeting were held in person, including the ability to vote shares electronically during the meeting and ask questions in accordance with the rules of conduct for the meeting.
To attend the meeting please visit www.virtualshareholdermeeting.com/KWR2023. To participate in the annual meeting, you will need the 16-digit control number included on your notice or on your proxy card.

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Beneficial shareholders who do not have a control number may gain access to the meeting by logging into their broker, brokerage firm, bank or other nominee’s website and selecting the shareholder communications mailbox to link through to the annual meeting; instructions should also be provided on the voting instruction card provided by your broker, bank or other nominee.
Only shareholders with a valid control number will be allowed to ask questions. Questions relevant to meeting matters will be taken and answered during the meeting as time allows. Additional information regarding the rules and procedures for participating in the virtual annual meeting will be provided in our meeting rules of conduct, which shareholders can view during the meeting at the meeting website.
What if during the check-in time or during the meeting I have technical difficulties or trouble accessing the virtual meeting website?
If you encounter any difficulties while accessing the virtual meeting during the check-in or meeting time, a technical assistance phone number will be made available on the virtual meeting registration page approximately 15 minutes prior to the start of the meeting. If there are any technical issues in convening or hosting the meeting, we will promptly post information to our website, https://investors.quakerhoughton.com/event-calendar, including information on when the meeting will be reconvened.
How do I submit a question at the Annual Meeting?
The virtual meeting affords shareholders the same rights as if the meeting were held in person, including the ability to ask questions in accordance with the rules of conduct for the meeting.
If you wish to submit a question, you may do so during the meeting by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/KWR2023 and typing your question into the “Ask a Question” field, and clicking “Submit.” You will need the 16-digit control number that appears on your proxy card.
Beneficial shareholders who do not have a control number should obtain instructions from your broker, bank, or other nominee on how to submit questions at the annual meeting.
Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints.
What is the difference between holding shares as a shareholder of record and as a beneficial owner?
If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, the “shareholder of record.” The printed copies of the proxy materials have been sent directly to you by the Company, unless you previously consented to receive all proxy materials electronically via e-mail or the Internet.
If your shares are held in a stock brokerage account, or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name,” and the “shareholder of record” of your shares is your broker, bank or other nominee. The printed copies of the proxy materials should have been forwarded to you by your broker, bank or other nominee, unless you previously consented to receive all proxy materials electronically via e-mail or the Internet. As the beneficial owner, you have the right to direct your broker, bank or other nominee to vote your shares. The Company urges you to instruct your broker, bank or other nominee on how to vote your shares. Please understand that, if you are a beneficial and not a record owner, the Company does not know that you are a shareholder or how many shares you own.
How do I cast my vote if I am a shareholder of record?
You can cast your vote as follows:
•Before the meeting:
–via the Internet by visiting www.proxyvote.com and following the instructions provided so long as you vote by 11:59 P.M. Eastern Time on May 9, 2023 for shares held directly and by 11:59 P.M. Eastern Time on May 7, 2023 for shares held in a Plan (each, a “Cutoff Time”);
–by telephone using the toll-free number listed on the proxy card so long as you vote by the applicable Cutoff Time; or
–by mail, if you mark, sign and date the proxy card enclosed with this proxy statement, and return it in the postage paid envelope provided and the Company receives it no later than the applicable Cutoff Time.

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•During the meeting:
–by visiting www.virtualshareholdermeeting.com/KWR2023. You will need the 16-digit control number that appears on your proxy card.
How do I cast my vote if I am a beneficial owner of shares held in street name?
As the beneficial owner of shares held in street name, you have the right to direct your broker, bank or other nominee how to vote your shares and it is required to vote your shares in accordance with the instructions provided by such nominee. As explained below, under “How will my proxy be voted?”, your bank, broker or other nominee may, under certain circumstances, vote your shares on “routine” matters without specific instructions from you.
We recommend that you follow the voting instructions in the materials you receive from your broker, bank or other nominee to vote via the Internet, by telephone or by mail by the applicable Cutoff Time.
If I have given a proxy, can I revoke that proxy?
Your presence at the meeting will not in itself revoke any proxy you may have given. If your shares are held in your own name (i.e., you are the shareholder of record), you may revoke your proxy at any time (to the extent it has not already been voted at the meeting), but a revocation will not be effective until it is received. Your proxy will be revoked (to the extent it has not already been voted at the meeting) if you:
•give written notice of the revocation to Quaker Houghton’s Corporate Secretary, Robert T. Traub, 901 E. Hector Street, Conshohocken, Pennsylvania 19428, or give electronic notice to Mr. Traub at Robert.Traub@quakerhoughton.com;
•submit a properly signed proxy with a later date and the Company receives it no later than the applicable Cutoff Time;
•vote online before the applicable Cutoff Time as described above; or
•attend and vote at the virtual meeting as described above.
If your shares are held in street name through a broker, bank or other nominee for your benefit, you should contact the record holder to obtain instructions if you wish to revoke your vote before the meeting.
How will my proxy be voted?
If you are a registered holder and your proxy is properly delivered to the Company (including by use of our telephone or internet voting procedures) and received before the meeting and is not revoked, it will be voted in accordance with your instructions. If you return your signed proxy but do not mark the boxes to show how you wish to vote on a proposal, the shares for which you have given your proxy will, in the absence of your instructions to the contrary, be voted as follows:
•Proposal 1: “FOR” the election of each of the three nominees named in this proxy statement to serve on our Board of Directors;
•Proposal 2: “FOR” the approval, on a non-binding basis, of the Company’s compensation of our named executive officers as described in this proxy statement;
•Proposal 3: “FOR” every “THREE YEARS” on the frequency of future, non-binding shareholder advisory votes on the compensation of our named executive officers;
•Proposal 4: “FOR” the approval of the 2023 Director Stock Ownership Plan;
•Proposal 5: “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2023; and
•In the discretion of the proxies on other matters properly brought before the meeting.
If your shares are held in street name through a broker, bank or other nominee for your benefit and your voting instruction form is properly executed, returned and received before the meeting and is not revoked, it will be voted in accordance with your instructions. If you have not furnished voting instructions within a specified period before the meeting, under current New York Stock Exchange (“NYSE”) rules, brokerage firms and nominees that are members of the NYSE may vote their customers’ unvoted shares on “routine” matters but not on non-routine matters. Under the NYSE rules, routine matters include the ratification of the appointment of our independent registered public accounting firm but do not include any other proposal on the ballot.

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PROXY STATEMENT

The voting instruction form also grants the proxy holders discretionary authority to vote on any other business that may properly come before the meeting as well as any procedural matters. As of the date of this proxy statement, we do not know of any other matters that will be presented at the meeting.
What does it mean if I get more than one proxy card?
If you hold your shares in more than one account or with more than one broker and/or our transfer agent, you will receive more than one proxy card. Please complete and return each of the proxy cards you receive to ensure that all of your shares are voted.
How many votes are required to approve each proposal, and what are the effects of abstentions and broker non-votes?
The following table summarizes the vote required for approval of each proposal and the effect on the outcome of the vote of abstentions, uninstructed shares held by brokers (which result in broker non-votes when a beneficial owner of shares held in street name does not provide voting instructions and, as a result, under the NYSE rules, the institution that holds the shares may not vote those shares on certain proposals) and signed but unmarked proxy cards.

Proposal	Proposal Description	Votes Required for Approval	Effect of Abstentions(1)	Uninstructed Shares/ Effect of Broker Non- votes(1)	Signed but Unmarked Proxy Cards(2)

Proposal 1	Election of directors	Majority of votes cast	No effect(3)	Not voted/No effect(3)	Voted “For”
Proposal 2	Advisory, non-binding vote to approve executive compensation	Majority of votes cast	No effect(3)	Not voted/No effect(3)	Voted “For”
Proposal 3	Advisory, non-binding vote to approve the frequency of the advisory vote on executive compensation	Plurality(4)	No effect(3)	Not voted/No effect(3)	Voted “Three Years”
Proposal 4	Approval of 2023 Director Stock Ownership Plan	Majority of votes cast	No effect(3)	Not voted/No effect(3)	Voted “For”
Proposal 5	Ratification of the appointment of PricewaterhouseCoopers, LLP as our independent registered public accounting firm	Majority of votes cast	No effect(3)	Discretionary vote by broker	Voted “For”
(1)Abstentions and broker non-votes are included in determining whether a quorum is present.
(2)If you are the shareholder of record and complete your proxy card properly, but do not provide instructions on your proxy card as to how to vote your shares, your shares will be voted as shown in this column and in accordance with the judgment of the individuals named as proxies on the proxy card as to any other matter properly brought before the annual meeting.
(3)Under the Pennsylvania Business Corporation Law of 1988, abstentions and broker non-votes are not counted as “votes cast.” The “majority of votes cast” standard for approval requires that the number of votes cast “for” the proposal exceed the number of votes cast “against” the proposal.
(4)Shareholders may vote for “one year,” “two years,” or “three years,” or may abstain from voting, for the advisory vote on the frequency of future advisory votes on executive compensation. If one of the three options receives a majority of all the votes cast by shareholders, it will be the frequency for the advisory vote on executive compensation selected by our shareholders. In the absence of a majority of votes cast in support of any one frequency, the option that receives the greatest number of votes will be considered by the Board of Directors in determining the frequency selected by our shareholders. This vote is advisory in nature and therefore not binding on Quaker Houghton or our Board of Directors. However, the Board of Directors will consider the outcome of this vote in its deliberations on the frequency of future advisory votes on the Company’s executive compensation programs.

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PROXY STATEMENT

Our Amended and Restated Articles of Incorporation (the “Articles”) provide that, in an uncontested election, a nominee must receive a majority of the votes cast to be elected. A majority of the votes cast means that the number of votes cast “for” a nominee must exceed the number of votes cast “against” that nominee. Under our Articles, if an incumbent director who is a candidate for re-election is not elected, the director will be deemed to have tendered the director’s resignation to the full Board of Directors. The Governance Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken, and the Board of Directors will be required to act on the Governance Committee’s recommendation and disclose its decision and the rationale for the decision. If a nominee fails to receive a majority of the votes cast and the Board of Directors accepts the director’s resignation or the director retires, there would be a vacancy created on the Board of Directors. Our Board of Directors would then have the option under our By-Laws either to appoint someone to fill the vacancy or to reduce the size of the Board of Directors.
This year’s election of directors is an uncontested election of directors. If there were a contested election, then plurality voting, by which directors receiving the highest number of votes, up to the number of directors to be elected in such election, would be elected.
What if a director nominee is unwilling or unable to serve?
We do not expect that to occur. If it does, proxies will be voted for a substitute director nominee designated by our Board of Directors.
Are dissenters’ rights applicable to any of the matters to be voted on at the meeting?
No. Dissenters’ rights do not apply to any of the matters to be voted on at the meeting.
Who will count the vote?
The Judge of Election appointed at the meeting, together with a representative of Broadridge Financial Solutions, Inc., will serve as the inspector of election.
How many shares can be voted at the meeting and what is the total number of votes that can be cast?
As of March 1, 2023, the record date for the meeting, 17,959,665 shares of Quaker Houghton common stock were issued and outstanding. Every holder of Quaker Houghton common stock is entitled to one vote for each share held of record on the record date; therefore, at the annual meeting, a maximum of 17,959,665 votes can be cast.
How many votes may I cast at the meeting?
You will be entitled to cast one vote for each share of common stock you held on March 1, 2023, the record date for the meeting.
What is a “quorum”?
The presence of shareholders entitled to cast at least a majority of the votes entitled to be cast on a particular matter will constitute a “quorum” for the purpose of considering that matter. For purposes of determining the presence of a quorum, the votes of a shareholder will be counted if the shareholder is present in person or by proxy. Shares that are the subject of abstentions or broker non-votes will be counted for purposes of determining a quorum.
How will voting on any other business be conducted?
We do not know of any business to be considered at the meeting other than the proposals described in this proxy statement. However, if any other business is properly presented at the meeting, the proxy being solicited by the Board of Directors will give authority to Andrew E. Tometich and Robert T. Traub to vote on such matters at their discretion and they intend to do so in accordance with their best judgment.
Who will pay the cost of this proxy solicitation and how will the solicitation be conducted?
We will pay the expenses of soliciting proxies in the form included with this proxy statement, including the cost of preparing, assembling and mailing material in connection with the solicitation. In addition to the use of the mail, our directors, executive officers and employees may, without additional compensation, solicit proxies by telephone, facsimile, electronic mail and personal contact. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials and Quaker Houghton’s annual report, including its Annual Report on Form 10-K, to any beneficial holder of Quaker Houghton common stock.

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PROXY STATEMENT

Does the Company utilize “householding” for mailing of its proxy materials?
The Securities and Exchange Commission (the “SEC”) permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivery of a single proxy statement and annual report to those shareholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information shareholders receive and also reduce expenses for companies. Quaker Houghton has instituted householding for its registered shareholders. Some intermediaries may also be householding Quaker Houghton’s proxy materials and annual report. Once you have received notice from the Company, your broker or another intermediary that they will be householding materials to your address, householding will continue until you are notified otherwise or until you or another shareholder who shares your address provides contrary instructions.
If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, you should contact Victoria K. Gehris, Assistant Secretary, at 1-610-832-4246, or inform her in writing at Quaker Houghton, Shareholder Services, 901 E. Hector Street, Conshohocken, Pennsylvania 19428. If you hold shares through an intermediary and no longer wish to participate in householding, you should contact your bank, broker or other nominee record holder.
Shareholders who share an address and are receiving multiple copies of annual reports or proxy statements but would like to receive a single copy can contact Victoria K. Gehris at the telephone number or address noted above.
We undertake to deliver promptly to any shareholder at a shared address, upon written or oral request, a copy of Quaker Houghton’s proxy statement and annual report. You may request these documents by calling the telephone number or writing to the address noted above.
Forward-Looking Statements
This proxy statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified because they do not relate strictly to historical or current facts, and include statements as to our intents, beliefs and goals, among other things. We caution you not to place undue reliance on our forward-looking statements. Our forward-looking statements are subject to risks, uncertainties and assumptions about the Company and its operations that are subject to change based on various important factors, many of which are beyond our control. A major risk is that demand for the Company’s products and services is largely derived from the demand for its customers’ products, which subjects the Company to uncertainties related to their businesses, including our customers’ willingness to participate in our sustainability initiatives and our ability to devote adequate resources to such initiatives. Other major risks and uncertainties include, but are not limited to, the primary and secondary impacts of the COVID-19 pandemic, including actions taken in response to the pandemic by various governments, which could exacerbate some or all of the other risks and uncertainties faced by the Company, as well as inflationary pressures, including the potential for continued significant increases in raw material costs, supply chain disruptions, customer financial instability, rising interest rates and the possibility of economic recession, worldwide economic and political disruptions including the impacts of the military conflict between Russia and Ukraine, the economic and other sanctions imposed by other nations on Russia, suspensions of activities in Russia by many multinational companies and the potential expansion of military activity, foreign currency fluctuations, significant changes in applicable tax rates and regulations, future terrorist attacks and other acts of violence.
For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2022, as amended, and in our quarterly and other reports filed from time to time with the SEC. We do not intend to update or revise any forward-looking statements to reflect new information or future events or for any other reason.

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PROPOSAL 1

Proposal 1 – Election of Directors and Nominee Biographies
What is the makeup of the Board of Directors?
The Articles divide our Board of Directors into three classes, each consisting, as nearly as possible, of one-third of the directors. The shareholders elect the members of one class each year to serve for a term of three years. Directors elected to fill vacancies and newly created directorships serve for the balance of the term of the class to which they are elected. Currently, there are twelve directors, four directors in each of Class I, Class II and Class III. Ms. Charlotte C. Decker, who is currently a Class II director has also been nominated as a Class I director along with the other two incumbent Class I directors. Ms. Decker has agreed to sit for election as a Class I director in order to meet the Company’s requirement to have a certain number of directors in each of the three director classes. Messrs. Donald R. Caldwell and Robert H. Rock, currently both Class I directors, have both reached the retirement age under the Company’s Corporate Governance Guidelines and will not stand for reelection at the 2023 annual meeting of shareholders. Effective with the annual meeting of shareholders, the Board also approved that the size of the Board will be decreased by two and be fixed at ten directors. The current terms of the Class I directors expire at the 2023 annual meeting of shareholders. At the 2023 annual meeting, three Class I directors are to be elected with each member to serve a three-year term expiring in 2026 and until the director’s successor is duly elected and qualified. The current terms of the four directors in Class II expire at the 2024 annual meeting and the current terms of the four directors in Class III expire at the 2025 annual meeting.
Are there any members of the class of directors to be elected at the meeting who are not standing for reelection?
Yes. Messrs. Donald R. Caldwell and Robert H. Rock will not be nominees for reelection this year. Messrs. Caldwell and Rock have both reached the normal retirement age as outlined in the Company’s Corporate Governance Guidelines.
Who are the Board’s nominees this year?
Ms. Charlotte C. Decker and Messrs. Ramaswami Seshasayee and Andrew E. Tometich are the nominees for election to the Board of Directors as Class I members. Each nominee, if elected, would hold office until our 2026 annual meeting of shareholders and until a respective successor is duly elected and qualified. Mr. Ramaswami Seshasayee has surpassed the normal retirement age of 72 and typically would not stand for reelection at the 2023 annual meeting of shareholders. However, the Board of Directors has made an exception to the Board’s normal retirement policy and has asked Mr. Seshasayee to stand for reelection for an additional term. The Board of Directors has made this exception for Mr. Seshasayee in order to retain his knowledge and experience in accounting/finance, financial reporting, risk assessment, industrial marketing, organizational development, global organizations, governance, strategic planning, mergers and acquisitions, technology and science, and manufacturing and given his valuable contributions as a member of the Board’s Audit and Compensation and Human Resources Committees and his active engagement with Board of Directors matters. Mr. Seshasayee has agreed to stand for election for an additional term.

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PROPOSAL 1

Below is information about our nominees for election to the Board as Class I members, including descriptions of their qualifications and their business experience and directorships over the past five years:

Charlotte C. Decker, 58	Ramaswami Seshasayee, 74

Director Since: 2020

Audit Committee
Governance Committee

Former Chief Information Technology Officer of UAW Retiree Medical Benefits Trust

Other U.S.-Listed Company Boards:
Federal Home Loan Bank of Indianapolis
Director Since: 2019 Audit Committee Compensation and Human Resources Committee Former Managing Director and Chief Executive Officer of Ashok Leyland Limited India
DIRECTOR QUALIFICATION HIGHLIGHTS	DIRECTOR QUALIFICATION HIGHLIGHTS

•25+ years of information technology experience across several major industries
•Extensive experience in cybersecurity and information technology
•Experience in financial reporting, risk assessment, organizational development, global organizations, governance, strategic planning, mergers and acquisitions, technology and science, and manufacturing
•Complementary experience and continuing education in corporate governance through her service on the board of another public company

•Experience in accounting/finance, financial reporting, risk assessment, industrial marketing, organizational development, global organizations, governance, strategic planning, mergers and acquisitions, technology and science, and manufacturing
•Extensive experience in the transportation industry
•Complementary experience and continuing education in corporate governance through his service on the boards of both public and private companies

Ms. Decker was the Chief Information Technology Officer of the UAW Retiree Medical Benefits Trust, the largest non-governmental purchaser of retiree health care in the United States, covering over 632,300 members, from December 2014 to February 2022. Prior to joining UAW, Ms. Decker served as an IT Management Consultant at Data Consulting Group (DCG), a privately held, minority-owned corporation offering a wide range of management consulting, staff augmentation and outsourcing services, from August 2014 until December 2015. Prior to joining DCG, Ms. Decker served as Vice President and Chief Technology Officer of Auto Club Group, a not-for-profit organization, which provides more than 59 million members with automotive, travel, insurance and financial services through its federation of 34 motor clubs and nearly 1,100 branch offices across North America, from September 2008 through June 2014. Ms. Decker has over 25 years of information technology experience through various leadership positions, including 18 years at Ford and General Motors. Both Ford and General Motors are multinational corporations that design, manufacture, market and distribute vehicles worldwide. Ms. Decker also currently serves as a director of the Federal Home Loan Bank of Indianapolis where she is Chair of the Information Technology Committee.	Mr. Seshasayee was the Managing Director and Chief Executive Officer at Ashok Leyland Limited, India, a company reported to be the second largest manufacturer of commercial vehicles in India, the fourth largest manufacturer of buses in the world and the twelfth largest manufacturer of trucks, from April 1998 to March 2011; its Executive Vice Chairman from April 2011 until March 2013; and its Non-Executive Vice Chairman from April 2013 until July 2016. Mr. Seshasayee currently serves as a member of the board of directors of Asian Paints, Ltd. Mr. Seshasayee served as Chairman of IndusInd Bank Ltd. India from June 2007 until August 2019. Prior to the combination with Quaker Chemical Corporation, he also served as a member of the board of directors of Houghton International Inc. from April 2013 until 2019.

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PROPOSAL 1

Andrew E. Tometich, 56
Director Since: 2021 Chief Executive Officer and President
DIRECTOR QUALIFICATION HIGHLIGHTS
•Extensive and valuable experience acquired through his critical leadership position within Quaker Houghton and senior leadership roles over the course of his career
•Extensive knowledge of accounting/finance, financial reporting, risk assessment, industrial marketing and services, organizational development, global organizations, governance, strategic planning, mergers and acquisitions, technology and science, corporate development, research and development and manufacturing

Mr. Tometich, who has been employed by the Company since October 2021, has served as Chief Executive Officer and President since December 2021. Prior to joining the Company, Mr. Tometich served as Executive Vice President, Hygiene, Health and Consumable Adhesives at H.B. Fuller Company, a leading global adhesives provider focusing on perfecting adhesives, sealants, and other specialty chemical products to improve products and lives, from August 2019 until September 2021. Previously, Mr. Tometich was Senior Vice President, Specialty Materials Business at Corning Incorporated, one of the world’s leading innovators in materials science with deep manufacturing and engineering capabilities from September 2017 until August 2019. Additionally, Mr. Tometich was President, Performance Silicones Business Unit at The Dow Chemical Company, a leader in specialty chemicals, from June 2016 until February 2017 after having positions of increasing responsibility at Dow Corning Corporation and its subsidiaries from 1989 through 2016. Mr. Tometich is also currently a Board member of the American Chemistry Council and an Executive Committee member of the Society of Chemical Industry (SCI).
The Board believes that, in addition to the information presented above regarding each director nominee’s specific experience, qualifications, attributes and skills, each director nominee has significant leadership experience derived from such director’s professional experience and has a reputation for integrity and honesty and adheres to high ethical standards. These attributes have led the Board to conclude that each of the nominees should continue to serve as a director of Quaker Houghton. The process undertaken by the Company’s Governance Committee in recommending these nominees is described below under the heading “Governance Committee Procedures for Selecting Director Nominees.”
The Board recommends that you vote “FOR” the election of Charlotte C. Decker, Ramaswami Seshasayee, and Andrew E. Tometich as directors of Quaker Houghton.

2023 Proxy Statement | 9

CONTINUING DIRECTORS

Biographies of Continuing Directors
Ms. Decker is being nominated to fill a vacancy created in Class I. If Ms. Decker is not elected to serve as a Class I director, she will continue to serve as a Class II director. Information regarding Ms. Decker is presented above with the other Class I nominees. Below is information about our other incumbent directors who were elected as Class II members of the Board in 2021 and whose terms expire in 2024, including descriptions of their qualifications and business experience and directorships over the past five years:

Michael F. Barry, 64	Jeffry D. Frisby, 67

Director Since: 2008 Chairman of the Board Sustainability Committee Other U.S.-Listed Company Boards: Livent Corporation	Director Since: 2006 Compensation and Human Resources Committee Sustainability Committee (Chair) Executive Chairman of PCX Aerostructures, LLC Other U.S.-Listed Company Boards: Astronics Corporation

DIRECTOR QUALIFICATION HIGHLIGHTS	DIRECTOR QUALIFICATION HIGHLIGHTS
•Extensive and valuable experience acquired through his critical leadership positions within Quaker Houghton
•Extensive knowledge of accounting/finance, financial reporting, risk assessment, industrial marketing and services, organizational development, global organizations, governance, strategic planning, corporate development, research and development and manufacturing
•Complementary experience and continuing education in corporate governance through his current and former service on the boards of other public companies

•Experience in manufacturing, particularly in the aerospace industry
•Experience in accounting/finance, financial reporting, industrial marketing, organizational development, global organizations, governance, strategic planning and corporate development
•Complementary experience and continuing education in corporate governance through his service on the boards of both public and private companies

Mr. Barry has been our Chairman of the Board since May 2009. He was our Chief Executive Officer and President from October 2008 until his retirement in November 2021. He previously held leadership and executive positions of increasing responsibility since joining the Company in 1998, including as our Chief Financial Officer. Since 2018, Mr. Barry has also served as a director of Livent Corporation and from 2010 to 2020, he served as a director at Rogers Corporation.	Mr. Frisby has been Executive Chairman of PCX Aerostructures, LLC since September 2021, having served as President and Chief Executive Officer from April 2017 until September 2021. PCX Aerostructures is a leading provider of flight critical mechanical systems and components for rotorcraft and fixed wing aerospace platforms. Prior to joining PCX, he was Chief Executive Officer of Triumph Group, Inc., a public company that manufactures aerospace structures, systems and components, from July 2012 to April 2015, and its President from July 2009 to April 2015. He was also Triumph’s Chief Operating Officer from July 2009 to July 2012. Prior to that position, he was Group President of Triumph Aerospace Systems Group, a group of companies that design, engineer and manufacture a wide range of proprietary and build-to-print components, assemblies and systems for global aerospace original equipment manufacturers, from April 2003 to July 2009. He also held a variety of other positions within the Triumph Group as well as a predecessor group company, Frisby Aerospace, Inc. He currently serves as a director of Astronics Corporation and PCX Aerostructures, LLC.

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CONTINUING DIRECTORS

Michael J. Shannon, 62

Director Since: 2019 Sustainability Committee Former Chief Executive Officer of Houghton International Inc.
DIRECTOR QUALIFICATION HIGHLIGHTS

•Extensive and valuable experience acquired through his leadership roles in global chemical businesses
•Experience in accounting/finance, financial reporting, risk assessment, industrial marketing and services, organizational development, global organizations, governance, strategic planning, research and development, and manufacturing
•Complementary experience and continuing education in corporate governance through his service on the boards of both public and private companies

Mr. Shannon was the Chief Executive Officer of Houghton International Inc., a global leader in delivering advanced metalworking fluids and services for the automotive, aerospace, metals, mining, machinery, offshore and beverage industries, from December 2015 until July 2019. Previously, he was Houghton’s Chief Operating Officer from April 2014 until November 2015. Mr. Shannon joined Houghton in 2009 as Senior Vice President Global Operations, Supply Chain, Information Technologies (IT) and Environmental, Health and Safety (EH&S) before assuming additional commercial responsibilities prior to becoming Chief Operating Officer. Prior to joining Houghton, he spent 24 years at Ashland Inc. in various senior-level positions including Corporate Officer and President of Global Supply Chain. Mr. Shannon served as a member of the board of directors of Houghton International Inc. from December 2015 until its combination with Quaker Chemical Corporation. He also served as a director of Reichhold Chemical from June 2016 to July 2017 and as a director of Hexion Inc. from July 2019 to March 2022. Since January 2022, Mr. Shannon also serves on the advisory board of AOC, LLC, which is a private company currently owned by Lone Stat Capital. He serves on the Governance and Sustainability committees.

2023 Proxy Statement | 11

CONTINUING DIRECTORS

Below is information about our other incumbent directors who were elected as Class III members of the Board in 2022 and whose terms expire in 2025, including descriptions of their qualifications and business experience and directorships over the past five years:

Mark A. Douglas, 60	Sanjay Hinduja, 58

Director Since: 2013 Governance Committee (Chair) Sustainability Committee President and Chief Executive Officer, FMC Corporation Other U.S.-Listed Company Boards: FMC Corporation	Director Since: 2019 Governance Committee Chairman of Gulf Oil International Limited
DIRECTOR QUALIFICATION HIGHLIGHTS	DIRECTOR QUALIFICATION HIGHLIGHTS

•Management experience of a global chemical business
•Experience in finance, risk assessment, industrial marketing, organizational development, global organizations, governance, strategic planning, corporate development, technology and science
•Complementary experience and continuing education through his service on the boards of both public and private companies

•Experience in accounting/finance, financial reporting, risk assessment, organizational development, global organizations, governance, strategic planning and mergers and acquisitions
•Complementary experience and continuing education through his service on the board of private companies

Mr. Douglas has been President and Chief Executive Officer of FMC Corporation since June 2020. FMC is an agricultural sciences company that advances farming through innovative and sustainable crop protection technologies. He previously served as President and Chief Operating Officer of FMC from June 2018 until May 2020. Prior to that role, he was President, FMC Agricultural Solutions from October 2012 through May 2018, President, FMC’s Industrial Chemicals Group from January 2011 to September 2012 and Vice President, Global Operations and International Development in 2010. Before joining FMC, Mr. Douglas held various senior management positions with Dow Chemical, a leader in specialty chemicals delivering products and solutions to sectors such as electronics, water, energy and coatings. He was Vice President, President–Asia, Dow Advanced Materials from April to December 2009. Prior to that, he was based in Shanghai, China as Corporate Vice President, President–Asia of Rohm and Haas Company, a chemical manufacturing company, from March 2007 to April 2009. Mr. Douglas currently serves as a director of FMC Corporation and Crop Life International. He also serves on the board of trustees of the Pennsylvania Academy of Fine Arts.
Mr. Hinduja has been Chairman of Gulf Oil International Limited, which is part of the privately controlled Hinduja Group of Companies, since February 2001. He has been employed by the Hinduja Group of Companies since January 1988 and has been responsible for leading Gulf Oil’s global strategy and expansion. He was the Non-Executive Chairman of Gulf Oil Corporation Limited from August 2005 until September 2014. He currently serves as a member of the board of directors of Gulf Oil International Middle East Limited, Gulf Oil Middle East Limited, Sangam Limited, Gulf Oil Marine Limited, and also serves as the Chairman of Gulf Oil Lubricants India Limited. Mr. Hinduja served as Chairman of Houghton International Inc. from January 2013 until its combination with Quaker Chemical Corporation. He also served as a director of Gulf Oil Philippines Inc. from July 1999 through June 2021. Mr. Hinduja currently serves as a trustee of the Hinduja Foundation UK, which is responsible for the Hinduja Family philanthropic activities in the UK.

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CONTINUING DIRECTORS

William H. Osborne, 63	Fay West, 54

Director Since: 2016

Audit Committee
Compensation and Human Resources Committee

Former Senior Vice President of Operations and Total Quality, Boeing Defense, Space & Security, The Boeing Company

Other U.S.-Listed Company Boards:
Armstrong World Industries, Inc.
Invitae Corporation	Director Since: 2016 Audit Committee (Chair) Governance Committee Senior Vice President and Chief Financial Officer of Tennant Company
DIRECTOR QUALIFICATION HIGHLIGHTS	DIRECTOR QUALIFICATION HIGHLIGHTS

•30+ years of transportation industry experience
•Seasoned executive with significant experience in accounting/finance, financial reporting, engineering, global manufacturing and quality, industrial sales and marketing, organizational development, global organizations, governance, strategic planning, mergers and acquisitions, divestitures and corporate development

•Extensive experience in accounting/finance, financial reporting, risk assessment, industrial marketing and services, mergers and acquisitions, divestitures and business restructuring, organizational development, global organizations, strategic planning, governance and corporate development
•Complementary experience and education in corporate governance through her prior service on the board of another public company

Mr. Osborne was the Senior Vice President of Operations and Total Quality and led the Manufacturing Council for Boeing Defense, Space & Security (BDS), one of The Boeing Company’s three business units, from May 2020 until October 7, 2022. The Boeing Company is the world’s largest aerospace company and a leading manufacturer of commercial jetliners and defense, space and security systems. He also maintained oversight for Environment, Health & Safety at BDS. In addition, Mr. Osborne led Boeing’s Manufacturing Council during 2020-2022, at which time he also served on the Boeing Executive Council. Previously, he was Boeing’s Senior Vice President, Enterprise Operations from May 2018 until April 2020. Before joining Boeing, he was Senior Vice President of Global Manufacturing and Quality at Navistar International Corporation, a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, from August 2013 to April 2018. He was also Senior Vice President of Custom Products at Navistar from May 2011 to August 2013. Before joining Navistar, he served as President and Chief Executive Officer of Federal Signal Corporation, a designer and manufacturer of a suite of products and integrated solutions for municipal, governmental, industrial and airport customers, from September 2008 to October 2010. Mr. Osborne currently serves as a director of Armstrong World Industries and Invitae Corporation.	Ms. West has been Senior Vice President and Chief Financial Officer of Tennant Company, a world leader in the design, manufacture, and marketing of solutions that help create a cleaner, safer, healthier world, since April 2021. Prior to joining Tennant, Ms. West was Senior Vice President and Chief Financial Officer of SunCoke Energy, Inc., the largest independent producer of coke in the Americas, from October 2014 until April 2021. She also served as Senior Vice President and Chief Financial Officer of SunCoke Energy Partners, L.P., a publicly traded master limited partnership that manufactures coke used in the blast furnace production of steel and provides coal handling services to the coke, steel and power industries, from October 2014 until its merger with SunCoke Energy Partners GP LLC in January 2020. Previously, she was SunCoke Energy’s Vice President and Controller from February 2011 to October 2014 and Vice President and Controller of SunCoke Energy Partners GP LLC, the general partner of SunCoke Energy Partners, L.P. from July 2012 to October 2014. Prior to joining SunCoke Energy, Ms. West was Assistant Controller at United Continental Holdings, Inc., an airline holding company, from April 2010 to January 2011. She served as a director of SunCoke Energy Partners, L.P. from October 2014 until June 2019.

2023 Proxy Statement | 13

CORPORATE GOVERNANCE

Corporate Governance
Leadership Structure
Quaker Houghton’s business is conducted by its officers, managers and employees under the direction of the Chief Executive Officer (“CEO”) and with oversight by the Board of Directors. Mr. Barry, who is a non-management director, has served as non-executive Chairman of the Board since January 1, 2022. Prior to that, Mr. Barry served as both CEO and Chairman of the Board since May 2009. The Company’s CEO had historically also been the Chairman of the Board. However, in light of the significant growth in the size and complexity of the Company and Mr. Barry’s retirement at the end of 2021, the Board concluded that it was appropriate, after Mr. Barry’s retirement, to separate the roles of CEO and Chairman of the Board. The Board believes that having a separate Chairman of the Board has been and will continue to be invaluable as the Company continues on its strategic growth plans.
The Board of Directors has also appointed an independent Lead Director. The Lead Director generally rotates on a biennial basis unless the Board determines that the reappointment of the Lead Director at the end of a two-year term is in the best interests of the Company. The Lead Director serves as the liaison between the Directors, Chairman and CEO. The Lead Director also ensures that the respective responsibilities of the directors and the Chairman are understood; collaborates with the Chairman and CEO to ensure the appropriate flow of information to the Board; works with the Chairman to develop the agendas for Board meetings; coordinates and develops the agenda for and presides over sessions of the Board’s independent directors; ensures appropriate minutes are kept of such meetings and, as appropriate, communicates to the Chairman and CEO the substance of such discussions. Donald R. Caldwell has served as our Lead Director since 2016 and was reappointed to the position for a one-year term in May 2022. Because he reached the normal retirement age as outlined in the Company’s Corporate Governance Guidelines and will not stand for reelection at the 2023 annual meeting, a new Lead Director is expected to be elected in May 2023 to a two year term.
Director Independence
In accordance with NYSE rules, the Board affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted which include all elements of independence set forth in the NYSE listing standards, as well as additional heightened standards. The Company’s director independence standards are described in the Company’s Corporate Governance Guidelines.
On an annual basis, each director and executive officer is obligated to disclose, among other things, any transactions with the Company in which the director (or any organization of which the director is a partner, shareholder or officer) or executive officer, or any member of that person’s immediate family, have a direct or indirect material interest. Based on the Company’s adopted independence standards and the information provided by the directors, the Board determined at its meeting held on February 22, 2023, that all non-employee directors who served in fiscal 2022, with the exception of Michael F. Barry and Michael J. Shannon, including each nominee for director and those non-employee directors who will continue to serve after our 2023 annual meeting of shareholders, are independent within our guidelines and have no material relationship with the Company as defined by our guidelines. The Company’s independent directors are Donald R. Caldwell, Charlotte C. Decker, Mark A. Douglas, Jeffry D. Frisby, Sanjay Hinduja, William H. Osborne, Robert H. Rock, Ramaswami Seshasayee and Fay West. Based on the Company’s independence standards, the Board has affirmatively determined that Michael F. Barry is not independent because he previously served as an executive officer of the Company, Andrew E. Tometich is not independent because he currently serves as an executive officer of the Company and Michael J. Shannon is not independent because he served as an executive officer of Houghton International Inc. There are no family relationships between any of the Quaker Houghton directors, executive officers or nominees for election as directors.
Governance Committee Procedures for Selecting Director Nominees
The Governance Committee’s goal is to assemble a Board that brings to Quaker Houghton a variety of perspectives and skills derived from high quality business and professional experience. The current composition of the Board includes directors (including those nominated for reelection this year) with complementary skills, expertise and experience such that the Board, on the whole, has competence and experience in a wide range of relevant areas.

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CORPORATE GOVERNANCE

Quaker Houghton’s Board includes currently twelve directors who are or have served as chief executive officers or in other senior management roles, eleven directors with specialized accounting and finance knowledge, eight directors with experience in the chemical industry or other technology or science areas, one director with experience in cybersecurity, nine directors who have served on the boards of other public companies, twelve directors with international business experience and ten directors with experience in industries served by Quaker Houghton. However, two directors, Donald R. Caldwell and Robert H. Rock, have both reached the retirement age under the Company’s Corporate Governance Guidelines and will not stand for reelection at the 2023 annual meeting of shareholders, reducing the number of directors to ten. The Governance Committee will continue to evaluate the needs of Quaker Houghton and its shareholders to ensure that the competency of the Board, as a whole, is relevant and robust.
In evaluating director nominees, the Governance Committee considers the appropriate size of Quaker Houghton’s Board of Directors and the needs of Quaker Houghton and its shareholders with respect to the particular talents, experience and capacities of its directors, including: experience in industries similar to Quaker Houghton’s; managerial and other leadership experience; business acumen and other particular expertise; business development experience; strategic capability; independence of judgment; familiarity with corporate governance and the responsibilities of directors and the ability to fulfill those responsibilities; standing and reputation as a person of integrity; the potential contribution of each individual to the diversity of backgrounds, experience and competencies that the Governance Committee desires to have represented; and ability to work constructively with the CEO and the Board. In considering nominees for the Board of Directors, the Governance Committee considers the entirety of each candidate’s credentials and the anticipated contributions of the individual as a member of the Board.
Under Quaker Houghton’s Corporate Governance Guidelines, directors who also serve as CEOs or in equivalent positions should not serve concurrently on more than three other boards of public companies in addition to the Quaker Houghton Board, and directors who do not serve as CEOs or in equivalent positions should not serve concurrently on more than four other boards of public companies in addition to the Quaker Houghton Board. Under the listing standards of the NYSE, without specific approval from the Board, no member of the Audit Committee may serve on more than three public company audit committees in addition to Quaker Houghton’s Audit Committee.
When identifying and evaluating nominees for director, the Governance Committee considers whether current members of the Board are willing to continue their service. Current members of the Board with skills and experience that are relevant and who are willing to continue to serve are considered for renomination, balancing the value of continuity of service with that of obtaining a new perspective. If a current member does not choose to stand for reelection, the Governance Committee will not recommend that director for reelection. If the Governance Committee recommends an increase in the membership of the Board, it will identify the experience and personal capabilities desired and will seek suggestions as to nominees from the current Board membership. In addition, and as has been done in the past, the Governance Committee may engage third parties to assist in the identification or evaluation of potential director nominees. The Governance Committee has recently retained the services of RSR Partners, an executive search and leadership firm, to support its efforts in seeking to identify new potential Board talent.

2023 Proxy Statement | 15

CORPORATE GOVERNANCE

Summary of Director Composition and Core Competencies
Although we do not have a formal policy regarding diversity and do not have constituent or representative directors, diversity is a very important factor, among others, in our nomination process. The Governance Committee considers a variety of factors, including age, gender, race, executive and professional experience, and perspectives of the candidate and how the candidate’s qualifications will enhance the composition of the Board of Directors as a whole. Currently, forty-two percent (42%) of our Board is comprised of directors who self-identify as minorities or persons of color, and women.
The following matrix provides certain information regarding the members of our current Board, including certain types of knowledge, skills, experiences and attributes possessed by one or more of our directors which our Board believes are relevant to our business or industry. The matrix does not encompass all of the knowledge, skills, experiences or attributes of our directors, and the fact that a particular knowledge, skill, experience or attribute is not listed does not mean that a director does not possess it. In addition, the absence of a particular type of knowledge, skill, experience, or attribute with respect to any of our directors does not mean the director in question is unable to contribute to the decision-making process in that area. The type and degree of knowledge, skill and experience listed below may vary among members of the Board.

	DEMOGRAPHICS				SKILLS & EXPERIENCE
	Woman	African- American/ Black	Pan – Asian	Non – U.S. Resident	Sr. Leader	Acct./ Fin./Financial Reporting	Risk Assess- ment	Industrial Marketing	Ind’l Svc. Ops.	Org. Dev./ Global	Gover- nance	Strategy/ Acqs.	Tech/ Science	Mfg.	Cyber- security
Barry					X	X	X	X	X	X	X	X	X	X
Caldwell					X	X	X			X	X	X	X
Decker	X	X			X	X	X			X	X	X	X	X	X
Douglas					X	X	X	X		X	X	X	X
Frisby					X	X		X		X	X	X		X
Hinduja			X	X	X	X	X			X	X	X
Osborne		X			X	X		X		X	X	X		X
Rock					X					X	X	X
Seshasayee			X	X	X	X	X	X		X	X	X	X	X
Shannon					X	X	X	X	X	X	X	X	X	X
Tometich					X	X	X	X	X	X	X	X	X	X
West	X				X	X	X	X	X	X	X		X
In the table above, an “X” indicates experience in the category gained directly or indirectly through business experience and/or directorships.
All but three of our continuing directors are independent and our Board has a mix of relatively newer and longer-tenured directors. The charts below show board makeup by various characteristics:

TENURE

>20 years
(2 directors)
<4 years
(5 directors)
9.5
Tenure
Average
15 - 19 years
(1 director)
10 - 14 years
(1 directors)
5 - 9 years
(3 directors)

AGE

70's
(3 directors)
50's
(4 directors)
63.5
Average
Age
60's
(5 directors)

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CORPORATE GOVERNANCE

Shareholder Nominations and Recommendations
The Company’s Restated By-Laws (“By-Laws”) describe how shareholders may nominate candidates for election to our Board of Directors. For our 2024 annual meeting of shareholders, shareholders may nominate a candidate for election to our Board only by providing timely written notice to our Corporate Secretary at our principal office at 901 E. Hector Street, Conshohocken, Pennsylvania 19428. This notice must be received on or before February 10, 2024, but no earlier than January 11, 2024 (except that if the date of the 2024 annual meeting of shareholders is more than 30 days before or more than 60 days after the anniversary date of the 2023 annual meeting, this notice must be received no earlier than the close of business on the 120th day before the date of the 2024 annual meeting and not later than the close of business on the later of the 90th day before the date of the 2024 annual meeting or, if the first public announcement of the date of the 2024 annual meeting is less than 100 days before the date of the meeting, by the 10th day after the public announcement).
The notice to our Corporate Secretary must contain or be accompanied by the information required by Sections 3.15 and 2.13 of our By-Laws, including, among other things: (i) the name, age, principal occupation and business and residence address of each person nominated; (ii) the class and number of shares of our stock which are directly or indirectly owned beneficially and/or of record by each person nominated; (iii) the name and record address of the shareholder making the nomination and the beneficial owner, if any, on whose behalf the nomination is made; (iv) the class and number of shares of our stock which are directly or indirectly owned beneficially and/or of record by the shareholder making the nomination and the beneficial owner, if any, on whose behalf the nomination is made; (v) a description of any direct and indirect compensation and other monetary agreements, arrangements and understandings during the past three years, and any other material relationships (including any familial relationships) between the shareholder giving notice (and the beneficial owner) and the nominee and any respective affiliates, associates or others with whom any of them are acting; (vi) a description of any hedging or other transaction that has been entered into by or on behalf of, or any other agreement or understanding (including, without limitation, any put, short position or any borrowing or lending of shares) that has been made, the effect or intent of which is to mitigate loss to or manage risk of share price changes for, or to increase or decrease the voting power of, the shareholder or any shareholder associated person (as defined in the By-Laws) with respect to any share of our stock, as well as certain other information; (vii) a representation as to whether or not the shareholder intends to solicit proxies in support of director nominees other than the Company’s nominees in accordance with Section 14a-19 under the Securities Exchange Act of 1934, as amended; and (viii) a fully completed questionnaire with respect to the background and qualifications of the nominee and a written representation agreement of the nominee (each in the form provided by the Corporate Secretary upon request). This list of required information is not exhaustive. A copy of the full text of the relevant By-Law provisions, which includes the complete list of all information that must be submitted to nominate a director, may be obtained upon written request directed to our Corporate Secretary at our principal office. A copy of our By-Laws is also posted on the Investors/Corporate Governance section of our website at https://www.quakerhoughton.com.
To comply with the new “universal proxy rules”, recently adopted by the SEC, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees for our 2024 Annual Meeting must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended during the time period prescribed by our By-laws as set forth above.
In addition to a shareholder’s ability to nominate candidates for election as directors as described above, shareholders also may recommend to the Governance Committee a prospective nominee for its consideration. The Governance Committee will consider timely recommendations received from shareholders regarding director nominee candidates and accompanied by sufficient information to enable the Governance Committee to assess the candidate’s qualifications, along with confirmation of the candidate’s consent to serve as a director if elected. Such recommendations should be sent to our Corporate Secretary at our principal office. Any recommendation received from a shareholder after January 1 of any year is not assured of being considered for nomination in that year. The Governance Committee applies the same criteria in evaluating candidates nominated by shareholders as it does in evaluating candidates identified by Company sources. No shareholder or group of shareholders recommended a director nominee for election at Quaker Houghton’s 2023 Annual Meeting.

2023 Proxy Statement | 17

CORPORATE GOVERNANCE

Board Oversight of Risk
The Board is responsible for the overall oversight of the Company’s risk management practices. The Board regularly reviews the material risks associated with the Company’s business plans and operations as part of its oversight of the Company’s strategic direction and ongoing activities. The full Board retains primary oversight of systemic risk, as well as certain key risks, including those associated with our strategic plan, capital structure and development activities and those associated with significant external events. Consistent with the Company’s By-Laws, the Board has delegated oversight of the Company’s management of material risks within committees’ areas of responsibility to the Audit Committee, the Compensation and Human Resources Committee, and the Sustainability Committee as applicable.
The Audit Committee has oversight over financial risks, such as financial reporting and internal controls; compliance risks, including oversight of the compliance program and disposition of certain complaints and/or violations of the Code of Conduct and Financial Code of Ethics; and operational risk, such as loss of property, cyber-security, business interruption and other exposures traditionally mitigated through insurance products. Charlotte C. Decker, a member of the Audit Committee has cybersecurity experience gained through over 25 years of work experience.
The Compensation and Human Resources Committee is responsible for developing a balanced compensation system for all employees, including appropriate long-term and short-term incentive compensation targets that encourage an appropriate (and not excessive) level of risk-taking behavior consistent with the overall financial and strategic goals of the Company, as well as oversight of the management, development and succession processes.
The Sustainability Committee is responsible for monitoring and evaluating the Company’s approach to sustainability and assisting in the integration of sustainability planning, including with regards to climate-related risks and opportunities into the Company’s business planning and strategy, risk management, process and culture. Accordingly, the Sustainability Committee has oversight over risks that are potentially implicated in connection with sustainability matters.
At meetings of the Board and its committees, Company management routinely presents on developments that could affect the Company’s existing risks or risk profile, providing the directors with an opportunity to discuss these risks and the Company’s risk mitigation practices and promoting a coordinated approach to risk oversight. Further, this oversight by the Board is designed to maintain an appropriate level of risk and to address new risks as they arise.
Throughout 2022, the Board exercised continuous oversight of the Company’s strategy and response to the evolving COVID-19 pandemic, particularly with respect to the social, IT environment/information security and financial challenges presented, receiving frequent updates from management not only in regular meetings but also through the receipt of periodic information throughout the year. This regular dialogue and access to information provided the Board with tools to effectively exercise its oversight function and provide leadership and support to management.
Communications with the Board of Directors; Corporate Governance Guidelines
Shareholders or other interested parties may communicate with any of our directors, including non-management directors, by writing to them c/o Robert T. Traub, Senior Vice President, General Counsel and Corporate Secretary, at the address set forth below. All communications received will be forwarded to the Governance Committee and the addressee. The Board believes it is management’s role to speak for Quaker Houghton and, accordingly, any such communication received will be shared with the Chief Executive Officer and other executive officers, as appropriate. The Company has adopted Corporate Governance Guidelines and other governance materials. Our Code of Conduct, Financial Code of Ethics for Senior Financial Officers, Corporate Governance Guidelines and Audit, Compensation and Human Resources, Governance and Sustainability Committee Charters have been posted on and are available free of charge by accessing the Investors/Corporate Governance section of our website at https://www.quakerhoughton.com or by written request addressed to Quaker Houghton, 901 E. Hector Street, Conshohocken, Pennsylvania 19428, Attention: Victoria K. Gehris, Assistant Secretary. The references to our website contained in this proxy statement are for informational purposes, and the content of the website is not incorporated by such references in this proxy statement.
Code of Conduct
The Company has a compliance program, the governing documents of which include a Code of Conduct (which is applicable to all of the Company’s directors, executive officers and employees) and a Financial Code of Ethics for Senior Financial Officers (which is applicable to the Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Global Controller, Senior Treasury Analyst, each Controller at majority-owned affiliates, Assistant Controller, and other individuals performing similar functions designated by the Board). The Company’s compliance program embodies the Company’s global principles and practices relating to the ethical conduct of the Company’s business and its longstanding commitment to fairness, honesty, integrity and full Company compliance with all laws affecting the Company’s business.

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CORPORATE GOVERNANCE

The Company’s compliance program includes a means for employees, customers, suppliers, shareholders and other interested parties to submit confidential and anonymous reports of suspected or actual violations of the Company’s Code of Conduct or the Financial Code of Ethics for Senior Financial Officers relating, among other things, to:
•accounting practices, internal accounting controls, or auditing matters and procedures;
•theft or fraud of any amount;
•insider trading;
•performance and execution of contracts;
•conflicts of interest;
•violations of securities and antitrust laws; and
•violations of the Foreign Corrupt Practices Act or other anti-corruption regulations.
Any employee, shareholder or other interested party can call the Quaker Houghton Hotline, which is a set of country- specific toll-free telephone lines dedicated solely to receiving questions and concerns and directing them to the appropriate authority for action. All calls are answered by an independent third-party service available 24 hours a day, seven days a week. Alternatively, any employee, shareholder or other interested party may report such activity or issues via www.integritycounts.ca/org/quakerhoughton, an independent third-party provider. At that website, an interested party will be provided with a case number, which will allow the individual to request a follow-up. To further track the case, one may also request a login and password, which will allow the individual to follow-up on the case as necessary
The Audit Committee oversees the administration of the Company’s compliance program and is directly responsible for the disposition of all reported violations of the Financial Code of Ethics for Senior Financial Officers and complaints received regarding accounting, internal accounting controls or audit matters. In addition, the Audit Committee is responsible for the disposition of all violations of (and approves any requested waivers to) the Code of Conduct for directors and executive officers and for the disposition of other serious violations of the Code of Conduct. No such waivers were requested in 2022. We maintain a current copy of our Financial Code of Ethics for Senior Financial Officers and will promptly post any amendments to or waivers of our Financial Code of Ethics for Senior Financial Officers on our website at https://www.quakerhoughton.com under the heading Investors/Corporate Governance.
Employee, Officer and Director Hedging
As described in the Company’s Policy Relating to Confidentiality of Information and Insider Trading in Securities, directors, officers and employees of Quaker Houghton and its subsidiaries, may not participate in hedging type activities in Quaker Houghton stock, including trading in puts, calls or similar options on Quaker Houghton stock or selling Quaker Houghton stock “short.” Such individuals may, however, receive and exercise stock options granted to them by Quaker Houghton.
Quaker Houghton At-A-Glance
Quaker Houghton is the global leader in industrial process fluids. With a presence around the world, including operations in over 25 countries, our customers include thousands of the world’s most advanced and specialized steel, aluminum, automotive, aerospace, offshore, container, mining, and metalworking companies. Our high-performing, innovative and sustainable solutions are backed by best-in-class technology, deep process knowledge, and customized services. With approximately 4,600 employees, including chemists, engineers and industry experts, we partner with our customers to improve their operations so they can run even more efficiently, even more effectively, whatever comes next.
During the year ended December 31, 2022, Quaker Houghton achieved record net sales of $1,943.6 million, generated positive cash flow and continued to build on our long-term growth strategy. These results were achieved despite unprecedented raw material price increases, the 2022 inflationary environment, decreased raw material availability, supply chain disruptions, the continued shortage of semiconductors which impacted many of our customers, foreign currency headwinds, and the continued effects of the war in the Ukraine.

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CORPORATE GOVERNANCE

Commitment to Sustainability
We, at Quaker Houghton, understand that we have a great responsibility to promote sustainability, with our communities, colleagues and customers. At its core, sustainability focuses attention on meeting the needs of the present while managing environmental, social and economic concerns in a responsible and ethical manner so that future generations are healthy and successful.
In 2022, we have continued to dedicate significant resources towards our Sustainability Program which is aligned with our enterprise strategic plan. The Board Sustainability Committee consists entirely of non-management directors, all of whom have substantial relevant industry experience as well as expertise in sustainability matters. Our executive Sustainability Steering Committee includes, among others, our Chief Commercial Officer and Senior Manager, Corporate Sustainability. Both committees were active in 2022 and provided oversight on strategy, disclosure alignment and governance related to sustainability matters.
Following the materiality assessment we completed late in 2020 (which involved many stakeholders including investors, customers, suppliers, and colleagues), in August of 2021 we launched our Sustainability Program which includes our short- and long-term goals that are closely aligned with the United Nations Sustainable Development Goals. The program provides areas of strategic focus under a framework of new initiatives to be implemented, as well as a roadmap to build them into an integrated management approach.
Our approach to sustainability is built on four key pillars, outlined below, that support our vision and align to our six core values: (i) live safe; (ii) act with integrity; (iii) drive results; (iv) exceed customer expectations; (v) embrace diversity; and (vi) do great things together. By fostering a culture that exemplifies our core values, we gain, as a company, unique perspectives, backgrounds and varying experiences to ensure continued long-term success.
Innovating Together for a Better Tomorrow
•Minimizing hazards in our portfolio
•Formulating with renewable raw materials
•Transitioning our solutions to support a low carbon economy
Protecting Our Planet
•Reducing our direct greenhouse gas emissions
•Managing our water responsibly
•Minimizing our waste
Empowering Our Colleagues and Communities
•Embracing diversity, equity, and inclusion
•Investing in our people’s growth and development
•Supporting our local communities’ development
•Empowering our colleagues to live safe
Sourcing Our Materials Responsibly
•Confirming sustainable sourcing of raw materials
•Ensuring everyone in the supply chain is treated with dignity and respect
Our short- and long-term goals are organized under our four pillars for achievement by 2023 and 2030. During 2022, we made progress on all our 2030 goals and 2023 milestones, and we plan to provide more information about our program, goals and progress in our 2022 Sustainability Report. We publish our Sustainability Report annually on our website. Our 2021 Sustainability Report is available on our website at: https://www.quakerhoughton.com/sustainability, and our 2022 Sustainability Report is expected to be available on our website within 30 days following the date of this proxy statement. Information in these reports and on our website is not incorporated into this proxy statement.
Our 2022 Sustainability Report will be aligned to the Sustainability Accounting Standards Board (SASB) Chemical Industry Standards, Global Reporting Initiative (GRI), and the Task Force on Climate-related Financial Disclosure (TCFD), globally recognized disclosure frameworks to help us ensure that our disclosure is meaningful and transparent.

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CORPORATE GOVERNANCE

Human Capital Management
Quaker Houghton considers its employees as our greatest strength in differentiating our business and strengthening our market positions. We have established core values that are inclusive of embracing diversity and creating a culture where we learn from and are inspired by the many cultures, backgrounds and knowledge of our team members. The Company’s goal is to have an organization that is inclusive of all of its people and is representative of the communities in which we operate. The Company’s core values are: (i) live safe; (ii) act with integrity; (iii) drive results; (iv) exceed customer expectations; (v) embrace diversity; and (vi) do great things together. Our core values embody who we are as a company, guide our decisions and inspire us. Our commitment to these values, in words and actions, builds a stronger Quaker Houghton, and these values guide the Company’s internal conduct and its relationship with the outside world. By fostering a culture and environment that exemplifies our core values, we gain, as a company, unique perspectives, backgrounds and varying experiences to ensure continued long-term success. The Company respects and values all of its employees and believes belonging, inclusion, diversity and equality are essential to drive the Company’s success.
Workplace Safety
The Company is committed to maintaining a strong safety culture and to emphasizing the importance of its employees’ role in identifying, mitigating and communicating safety risks. The Company maintains policies and operational practices that communicate a culture where all levels of employees are responsible for safety. We believe that the achievement of superior safety performance is both an important short-term and long-term strategic goal in managing our operations. The Company emphasizes ten “lifesaving rules” which make a significant difference in preventing serious injuries and fatalities. The Company also requires all employees to regularly complete safety trainings. Additionally, our senior management team is closely involved in our safety programs and conducts regular reviews of safety performance metrics and reviews the Company’s safety performance during Company-wide meetings.
Talent and Culture
We strive to make Quaker Houghton a great place to work for all employees. Our Quaker Houghton University is available to all employees and provides a library of tools and resources for career development and growth. Through ongoing dialogue with leaders, employees are encouraged to plan for their development and leverage the tools available to create meaningful and actionable development plans that drive personal and company growth. We continue to invest in processes to help the organization assess and develop talent, including a formalized annual performance evaluation program, an annual critical skills and potential analysis, and succession planning for the organization’s most critical and senior roles. Leadership capability is critical in supporting our culture of inclusion and collaboration. As such, leaders have access to various structured development and learning experiences. Additionally, we regularly evaluate our “Total Rewards” offerings for our employees, including health and wellness benefits, paid-time off policies, monetary compensation, and educational reimbursements, to ensure that our total compensation and benefits packages are aligned with our business strategy and organizational culture, and that we remain competitive in the markets we serve. Our Compensation and Human Resources Committee is responsible for overseeing our policies and strategies related to culture and human capital.

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COMMITTEES

Meetings and Committees of the Board
Our Board of Directors has four standing committees, the Audit, Compensation and Human Resources, Governance, and Sustainability Committees. Each member of these committees (other than Messrs. Barry and Shannon who only serve on the Sustainability Committee) is independent, as defined for members of the respective committee in the listing standards of the NYSE and Quaker Houghton’s Corporate Governance Guidelines. The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Board has affirmatively determined that four out of five members of the Audit Committee, including its current Chair, Fay West, meet the criteria for an “audit committee financial expert” as defined by the SEC and that Jeffry D. Frisby and Michael J. Shannon, although not currently members of the Audit Committee, also meet this financial expert criteria. The Board of Directors has adopted a charter for each of these committees. Each committee reports its actions to the full Board at the Board’s next regular meeting. A summary of the principal duties of each committee follows the table below.

Committee Membership and Meetings Held in 2022
Name	Audit	Compensation and Human Resources	Governance	Sustainability
Michael F. Barry				X(1)
Donald R. Caldwell	X	X
Charlotte C. Decker	X		X(1)
Mark A. Douglas			CHAIR	X
Sanjay Hinduja			X
Jeffry D. Frisby	X(2)	X(1)		CHAIR
William H. Osborne	X(1)	X		X(2)
Robert H. Rock		CHAIR	X
Ramaswami Seshasayee	X	X
Michael J. Shannon				X
Fay West	CHAIR		X
Number of Meetings in 2022(3)	7	5	3	3

X	Member. Each of the individuals listed in the table above held the committee memberships indicated throughout 2022, unless otherwise indicated.

(1)	Committee member since May 11, 2022.

(2)	Committee member until May 10, 2022.

(3)	The Board of Directors held six regular meetings in 2022. Each director attended, in person or by teleconference, at least 75% of the aggregate of all the meetings of the Board and the committee(s) on which that person served during 2022 for the periods they were a director.
Time is regularly scheduled at each regular meeting for the non-employee directors to meet as a separate group. The Chairman acts as chairperson during the executive and non-management executive sessions and the Lead Director acts as chairperson during the independent directors executive session. Consistent with NYSE requirements, to the extent any non-employee director is not independent, the independent directors meet at least once a year in executive session including only independent directors.
Quaker Houghton does not have a formal policy regarding attendance by members of the Board at its annual meeting of shareholders, but all directors are encouraged to attend. All of the directors serving at that time attended the virtual 2022 Annual Meeting of Shareholders except Ramaswami Seshasayee.

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COMMITTEES

Audit Committee:
•Engages the independent registered public accounting firm and approves all audit and non-audit fees.
•Reviews and discusses with management and the independent registered public accounting firm the earnings press releases and the annual and quarterly financial statements, including disclosures in the Company’s SEC Reports under Management’s Discussion and Analysis of Financial Condition and Results of Operations.
•Discusses with management and the independent registered public accounting firm any audit concerns or difficulties and management’s response.
•Reviews the Company’s financial reporting and accounting standards and principles as well as, material changes to the accounting policy and financial reporting practices.
•Reviews and approves related party transactions.
•Reviews the internal audit plan and discusses with the internal auditor and the independent registered public accounting firm their assessment of the effectiveness of Quaker Houghton’s internal controls.
•Reviews the experience and qualifications of the senior members of the internal auditor and the quality control procedures of the auditor and sets policies for the hiring of employees from the independent accounting firm.
•Oversees the handling of matters relating to compliance with law and ethics, including adherence to the standards of business conduct and ethics required by Quaker Houghton’s policies.
•Provides oversight to the Chief Financial Officer and Risk Manager on matters relating to risk management generally.
•Provides oversight of IT and cybersecurity activities and programs.
Compensation and Human Resources Committee:
•Reviews the Company’s Total Rewards and Human Capital programs to ensure alignment with business strategy, Company culture and diversity and inclusion philosophy. Provides recommendations to the Board as required by the plan.
•Collaborates to align strategic initiatives with all Board appointed committees.
•Reviews and approves matters affecting compensation of the CEO and executives including annual, short-term and long-term incentive programs, performance targets and achievements against objectives, and to make recommendations to the Board regarding the CEO’s compensation.
•Reviews and approves the design and structure of incentive-based compensation plans and equity-based plans.
•Reviews and approves any severance arrangements, change-in-control agreements, equity awards, or special or supplemental benefits in relation to an employment agreement, for executives and to make recommendations to the Board regarding the CEO.
•Reviews and discusses with management disclosures under the Compensation Discussion and Analysis section of this proxy statement and makes recommendations to the Board for inclusion of the Compensation Discussion and Analysis section in this proxy statement and the Company’s Annual Report on Form 10-K.
•In consultation with Management, oversee regulatory compliance with respect to executive compensation matters, including overseeing the Company’s policies on structuring compensation programs to pursue tax deductibility, and, as and when required, establish performance goals and certify the attainment of such goals.
•To assure an annual executive succession review by Management with the Board.

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COMMITTEES

Governance Committee:
•Evaluates the size and composition of the Board and recommends changes as appropriate.
•Reviews and recommends nominees for election as directors.
•Reviews the Board’s committee structure and recommends directors to serve as members of each committee.
•Reviews and makes recommendations to the Board with respect to the compensation of the Company’s directors.
•Develops and reviews annually Quaker Houghton’s Corporate Governance Guidelines.
•Conducts an annual performance evaluation of the Board and ensures each Board committee conducts its own annual self-evaluation.
•Reviews and approves related party transactions and similar transactions and establishes policies and procedures for such transactions.
Sustainability Committee:
•Evaluates and advises the Board and the Company on the Company’s safety, environmental and sustainability programs.
•Reviews these programs (objectives, plans, and performance) and recommends actions, as necessary, to ensure continuous performance improvement and alignment with internal and external expectations and business strategy.
•Monitors program goals in light of environmental and social trends and expectations.
•Evaluates employee occupational safety and health, process safety and monitors environmental responsibility programs.
•Monitors the Company’s sustainability program, including program development and advancement, goals and objectives, and progress toward achieving those objectives.
•Reviews and advises on the Company’s policies and procedures relating to sustainability and social responsibility activities, including those pertaining to: energy consumption, water usage, climate change, greenhouse gases and other emissions, waste disposal, recycling, and global social matters.
Our Board committees each operate under a charter that has been posted on the Company’s website at
https://www.quakerhoughton.com under the heading Investors/Corporate Governance.

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INTERLOCKS AND INSIDER PARTICIPATION

Compensation Committee Interlocks and Insider Participation
The individuals who served as members of the Compensation and Human Resources Committee during the year ended December 31, 2022 are Robert H. Rock (Chair), Donald R. Caldwell, Jeffry D. Frisby, William H. Osborne and Ramaswami Seshasayee, each of whom is an “independent” director under the rules of the NYSE and our Corporate Governance Guidelines. No member of the Compensation and Human Resources Committee was, during 2022, or had previously been, an officer or employee of Quaker Houghton or its subsidiaries nor had any material interest in a transaction with Quaker Houghton or a business relationship with, or any indebtedness to, Quaker Houghton, in each case that would require disclosure under applicable rules of the SEC. During 2022, no executive officer of Quaker Houghton served as a director or a member of the compensation committee of another company, one of whose executive officers served as a member of Quaker Houghton’s Board of Directors or Compensation and Human Resources Committee.

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PROPOSAL 2

Proposal 2 – Advisory Vote on Compensation of our Named Executive Officers
As required pursuant to Section 14A of the 1934 Act, our shareholders are being given the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our Named Executive Officers. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather provide shareholder reaction to our overall executive compensation programs. At the 2017 annual meeting of shareholders, our shareholders voted on an advisory basis in favor of holding advisory votes on the Company’s executive compensation every three years. Following that vote, the Board determined that the advisory vote on the Company’s executive compensation should be held every three years, which most recently occurred at the 2020 annual meeting. Accordingly, the Board asks that you indicate your support of the compensation of our Named Executive Officers as described in the Compensation Discussion and Analysis section and the accompanying compensation tables and other narrative disclosures contained in this proxy statement. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take these results into consideration when making future decisions regarding executive compensation for Quaker Houghton’s management team.
The Company has in the past sought and received approval from its shareholders regarding the incentive plans that are used to attract, motivate, retain, and reward our executives. Those incentive plans, including the Annual Incentive Plan (formerly the “Global Annual Incentive Plan”) and the Long-Term Performance Incentive Plan (the “LTIP”), are a significant part of the compensation that the Company provides to its executives. Both the AIP and LTIP have been approved by the Company’s shareholders at previous annual shareholder meetings. We believe in continued active shareholder engagement, soliciting and responding to feedback to better understand our shareholders’ concerns and the issues on which they are focused. We will continue to ensure that we engage with shareholders as appropriate in the future.
Quaker Houghton compensates its executive officers through a total compensation program consisting of base salary, an annual cash incentive bonus, long-term incentive awards (which may be in the form of equity awards, cash payments or a combination), and a competitive benefits package as explained in this proxy statement. In 2011, 2014, 2017 and 2020, our shareholders overwhelmingly approved, on a non-binding basis, the compensation of our Named Executive Officers. Since those approvals, the Company’s executive team has continued to successfully manage the Company through a very challenging business and global economic environment from the COVID-19 pandemic and its effects in 2020 and 2021, through challenges in 2021 and 2022 including unprecedented raw material price increases, the ongoing inflationary environment, decreased raw material availability, supply chain disruptions, the continued shortage of semiconductors which impacted many of our customers, foreign currency headwinds, China’s COVID-19 lockdown policies, and the effects of the war in the Ukraine. Through its on-going successful efforts, Quaker Houghton has continued to perform well throughout the last several years producing solid top and bottom-line results, and outperforming our markets. For 2022, Quaker Houghton achieved record full year net sales driven by our strategic pricing initiatives to combat the external environment referenced above. The Company also generated positive cash flow for 2022 despite the above challenges, and continued to build on our long-term growth strategy. We ended the year at a net leverage of 3.0 to 1.0. Quaker Houghton is poised to capitalize on its strategic plan to enable new growth opportunities in its core businesses and adjacent markets and to invest in emerging markets around the globe. Lastly, we finished 2022 with non-GAAP earnings per diluted share of $5.87 which was an excellent result overall. In this Proposal 2, we refer to non-GAAP earnings per diluted share and adjusted EBITDA, which are non-GAAP financial measures. A full discussion of our use of non-GAAP earnings per diluted share and adjusted EBITDA to enhance a reader’s understanding of the financial performance of the Company, and a reconciliation of these measures to earnings per diluted share and net income, respectively, can be found in “Non-GAAP Measures” of Item 7 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
We believe that our executive compensation programs are structured to support our Company and our business objectives. Our compensation strategy provides opportunities for highly competitive levels of total compensation when merited by performance; creates incentives to perform over a multiple year-period; and aligns interests of the management team with those of our shareholders. Our Compensation and Human Resources Committee works closely with members of management in developing the compensation programs for the Company and reviews studies and analyses provided by outside consultants on compensation trends and issues prior to taking or recommending actions on compensation matters.
We invite you to consider the details of our executive compensation programs by reviewing the Compensation Discussion and Analysis section of this proxy statement, as well as the accompanying compensation tables and narrative disclosures.

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PROPOSAL 2

The Board has approved a frequency period of every three years for non-binding shareholder votes on compensation of our Named Executive Officers. As a result, unless the Board determines otherwise, after taking into account the results of the shareholders’ vote on Proposal 3 in this proxy statement, the next such vote will be held at the Company’s 2026 annual meeting.
The Board of Directors recommends that you vote “FOR” approval, on a non-binding basis, of the Company’s compensation of our Named Executive Officers as described in this proxy statement.

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PROPOSAL 3

Proposal 3 – Advisory Vote on the Frequency of the Advisory Vote on the Compensation of our Named Executive Officers
Every six years our shareholders have the opportunity to vote, on an advisory, non-binding basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our Named Executive Officers pursuant to Section 14A of the 1934 Act. In particular, we are asking whether the advisory vote should occur every three years, every two years or every year. Shareholders also have the option to abstain from voting on this matter. As described immediately above under “Proposal 2 - Advisory Vote on Compensation of Our Named Executive Officers,” at the 2017 annual meeting of shareholders, our shareholders voted on an advisory basis in favor of holding advisory votes on the Company’s executive compensation every three years. Following that vote, the Board determined that the advisory vote on the Company’s executive compensation should be held every three years, which most recently occurred at the 2020 annual meeting.
Accordingly, the Company asks that you indicate your support for continuing to hold this advisory vote on the Company’s executive compensation every three years. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take these results into consideration when making future decisions regarding executive compensation for Quaker Houghton’s management team.
The Company, the Compensation and Human Resources Committee and the Board believe that it is appropriate and in the best interests of the Company for our shareholders to cast an advisory vote on executive compensation every three years, for the following reasons:
•Shareholder communications will be enhanced by providing a clear, simple means for the Company to obtain information on investor views about our executive compensation philosophy and program and provide investors with sufficient time to evaluate the effectiveness of the program, corporate strategies and Company performance.
•An advisory vote every three years will continue to be the most effective timeframe for the Board and the Company to thoughtfully evaluate and respond to feedback from its shareholders and provide sufficient time to engage in discussions with them.
•As a practical matter, any changes to our executive compensation programs that were responsive to shareholder concerns would not be fully disclosed and reflected in the Compensation Discussion and Analysis and related disclosure of the proxy statement until the second year following an unfavorable advisory vote on the compensation of our Named Executive Officers.
•Our executive compensation programs are focused on measuring performance over an extended period of time, and holding a triennial vote would align more closely with the three-year performance measurement cycle the Company uses to reward long-term performance.
The Board of Directors recommends that you vote “FOR THREE YEARS” as the frequency of future non-binding shareholder advisory votes on compensation of our Named Executive Officers.

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EXECUTIVE COMPENSATION

Executive Compensation
Compensation Discussion and Analysis
Introduction
The purpose of this Compensation Discussion and Analysis section is to explain to shareholders and our other stakeholders how and why compensation decisions are made for the executive officers listed in the Summary Compensation Table below. When we use the term “executive officers,” we mean the Named Executive Officers for 2022, as defined by the rules of the SEC, who are Andrew E. Tometich, Shane W. Hostetter, Joseph A. Berquist, Jeewat Bijlani, and Melissa Leneis, as well as the Company’s other senior executive officers.
Executive Summary
The Company is engaged in highly specialized businesses with a broad global footprint, requiring a management team with unique skills and knowledge. Quaker Houghton’s Compensation and Human Resources Committee (the “Committee”) believes that our Total Rewards programs must be competitive in order to attract and retain high-performing executives with the requisite skill set and performance orientation and has implemented executive compensation programs designed to incentivize high performance.
In 2022, Quaker Houghton’s executive team successfully managed the Company through unprecedented raw material price increases, the ongoing inflationary environment, decreased raw material availability, supply chain disruptions, the continued shortage of semiconductors which impacted many of our customers, foreign currency headwinds, China’s COVID-19 lockdown policies, and the effects of the war in the Ukraine, while continuing to outperform the market and successfully service our customers globally. 2022 results include:
•Record net sales of $1,943.6 million, a 10% increase compared to the prior year, primarily reflecting the results of our strategic pricing initiatives.
•Positive full year operating cash flow of $42 million.
•Earnings per diluted share and non-GAAP earnings per diluted share of $(0.89) and $5.87, respectively, for 2022, compared to $6.77 and $6.85, respectively, for 2021, despite the macroeconomic backdrop above.
•Net leverage of 3.0 to 1.0 at year-end.
In this Compensation Discussion and Analysis, we refer to adjusted EBITDA, non-GAAP earnings per share and adjusted net income, which are non-GAAP financial measures. A full discussion of our use of non-GAAP financial measures to enhance a reader’s understanding of the financial performance of the Company, and a reconciliation of these measures to the GAAP measures can be found on pages 31 to 36 in “Non-GAAP Measures” of Item 7 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, provided with this proxy statement.
For 2022 compensation decisions, Quaker Houghton refined the performance metrics used under our Annual Incentive Plan (the “AIP”). The AIP provides eligible employees with the opportunity to earn an annual incentive award based upon financial metrics as well as other metrics including market share/new business wins, ESG, individual performance and operational goals. Adjusted EBITDA is a key financial performance objective for the AIP, but the AIP also now incorporates other financial, safety, ESG and personal performance measures, as further described below.
Except for the changes explained below, Quaker Houghton’s overall compensation strategy and specific programs have not materially changed over the past several years. We have overall sought to maintain a consistent year-over-year approach to ensure that our compensation remains predictable and transparent to our employees and shareholders, competitive to the market, and fair and reasonable. In particular, we have continued to:
•use benchmarks for total direct compensation and long-term compensation designed to mitigate the possibility of inappropriate risk taking on the part of executives;
•align senior level compensation with the long-term success of the Company by ensuring that the higher the position within management the more an executive’s compensation is incentive-pay dependent and the more the executive’s incentive pay is long-term oriented; and we reward long-term performance with stock-based compensation measured by total shareholder return to align the interests of management directly with our shareholders.
Consistent with this approach, we have sought and have received approval from our shareholders for incentive plans that we use to attract, motivate, retain and reward our executives.

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COMPENSATION DISCUSSION AND ANALYSIS

The Committee continually reviews our executive compensation programs to ensure they achieve the desired goals of aligning our compensation practices to performance and pay practices in our industry to achieve sustainable shareholder value creation. The Committee has again determined that the Company’s current compensation programs are not likely to encourage excessive risk taking. In reaching that conclusion, the Committee considered key design elements of our compensation programs, including that they (i) employ a balanced mix of components of salary and annual and long-term incentives not overly-weighted to short-term incentives, (ii) use multiple performance factors preventing an overemphasis on any one metric, (iii) are measured against peers to ensure that they are competitive and reasonable, and (iv) provide incentive awards that are capped at 200% of target.
In addition, at the Company’s 2020 annual meeting of shareholders, the shareholders overwhelmingly voted, on an advisory basis, to approve the Company’s compensation of our Named Executive Officers. In 2023, the shareholders will again vote on an advisory basis on the compensation of our Named Executive Officers and on the frequency of such advisory voting. Given the significant level of support received in the recent 2020 advisory vote, the Board of Directors and Committee have not made any material changes to our executive compensation policies since that time.
In making decisions about fiscal 2022 salaries and performance targets, the Committee also considered 2021 corporate performance. Factors affecting the key components of our executive compensation programs for 2022 were:
•Adjusted EBITDA. Adjusted EBITDA is a key financial metric for the Company’s annual cash incentive awards (the calculation for purposes of setting these targets is explained in greater detail below). Adjusted EBITDA as a financial metric replaced the Company’s former key financial metric of adjusted net income. Performance with respect to this metric for fiscal 2022 was below target level for the AIP with an earned result of 22%, primarily due to unprecedented raw material price increases, the ongoing inflationary environment, decreased raw material availability, supply chain disruptions, the continued shortage of semiconductors which impacted many of our customers, and the effects of the war in the Ukraine. This result was a strong achievement overall given the external environment throughout 2022.
•Operational and Market Share Metrics. Continuing for 2022, global safety performance and market share wins were also key performance metrics. These two specific measures were key performance measures under the AIP for the Company’s annual cash incentive awards. Our safety results greatly exceeded target in almost all regions and business segments with an overall blended result of 117% of target and were a record safety performance for Quaker Houghton with an all-time low on recordable incidents and a record low TRIR (total recordable incident rate). On our market share results we exceeded our target of net new business wins for the year, resulting in a 150% of target result for the Company.
•ESG and Personal Performance Metrics. An ESG metric and an Individual Performance metric were key performance targets and were key performance metrics under the AIP for the Company’s annual cash incentive awards and our results met the parameters in each of these areas earning 100% of the target award as further explained below, with personal performance metrics results ranging from zero to 200% of target.
•Quaker Houghton’s Stock Performance. Long-term incentives make up a significant portion of each of the Named Executive Officer’s compensation. In order to align the Named Executive Officers’ incentives with our shareholder returns, the value to be earned on a portion of our long-term awards is directly linked to the performance of our stock. A portion of the equity component of these incentives is tied to stock performance and the number of shares, if any, earned pursuant to the performance stock unit portion of the long-term incentive awards is based on our total shareholder return (which we define as the year-over-year stock price increase or decrease plus dividends paid) as compared to a specific peer group. For the performance stock unit component of our long-term incentive program, Quaker Houghton’s three-year total shareholder return of 6% resulted in a Peer Group (defined further below) ranking at the 22nd percentile. As a result of this three-year total shareholder return, the performance criteria for the 2020-2022 PSUs was not met and resulted in no payout of shares for the three-year period ending December 31, 2022.
•Benchmarking. Based on our review of competitive benchmarking for compensation and our results of operations, we rewarded our Named Executive Officers with salary and/or incentive compensation increases in 2022 as described further below.
General Philosophy
Quaker Houghton, like many companies of similar size, relies on a small group of leaders who have the requisite skills and knowledge to enable us to achieve our business strategies, operate as a globally integrated whole and deliver value to our shareholders.

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COMPENSATION DISCUSSION AND ANALYSIS

To attract and retain talented senior level managers, we have adopted a compensation approach that:
•provides opportunities for competitive levels of total compensation when merited by performance;
•creates incentives to perform over a multiple-year period; and
•aligns interests of the management team with those of our shareholders.
Quaker Houghton compensates its executive leadership team (including our executive officers) through a total compensation package. For 2022, this package consisted of a mix of base salary, an annual cash incentive bonus, long-term equity award incentives and a competitive benefits package comprising of medical, life, disability and retirement components using both qualified and non-qualified programs, where appropriate.
Administrative Practices
The Committee is responsible for overseeing and developing the Total Rewards and Human Capital programs for the Company. Consistent with its charter, the Committee is composed solely of “independent” members of our Board under our Corporate Governance Guidelines and the listing standards of the NYSE. Five members of our Board, Donald R. Caldwell, Jeffry D. Frisby, William H. Osborne, Robert H. Rock (Chair) and Ramaswami Seshasayee currently sit on the Committee. However, the terms of Messrs. Caldwell and Rock will end at the 2023 Annual Meeting of Shareholders. The Committee’s responsibilities include the evaluation of, approval of, and recommendation to Quaker Houghton’s Board with respect to the plans, policies and programs related to the compensation of the Company’s executive officers employing, in the Committee’s discretion, an outside compensation consultant. In fulfilling its duties, the Committee considers the recommendations of the CEO as it relates to the compensation of the other executive officers and works closely with members of management, including the CEO who provide the necessary information and coordinate with the Committee’s outside consultant(s), when appropriate, to ensure that the Committee is sufficiently informed when taking or recommending action on compensation matters. As discussed below, the Committee considers benchmarking data before making such decisions. The Committee’s charter describes in full the Committee’s authority, responsibilities and specific powers and can be accessed on the Company’s website at https://www.quakerhoughton.com under the heading Investors/Corporate Governance.
All compensation to certain of our executive officers over the $1 million limit is nondeductible (subject to exceptions for certain grandfathered arrangements). Compensation paid to certain executive officers exceeded the Section 162(m) limitation and a portion of this compensation is not deductible by Quaker Houghton.
Benchmarking Data
The Committee has the authority to engage independent advisors to assist it in carrying out its responsibilities. To assist Quaker Houghton in establishing a total direct compensation package comprising base salary, an annual cash incentive bonus and long-term incentives, the Committee has since 2015 engaged Willis Towers Watson (“WTW"), a leading global professional services company with specific expertise in the areas of benefits, talent management, rewards, and risk and capital management, as an independent consultant on compensation issues. Management had no role in selecting the Committee’s compensation consultant. In addition, WTW has, from time to time, provided the Committee with executive compensation studies and analyses, as well as benchmarking data and counsel on compensation issues as needed or desired.
The Committee has assessed the independence of WTW pursuant to SEC rules and concluded that WTW’s work for the Committee (and the work for the Company as referenced above) do not raise any conflict of interest.

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COMPENSATION DISCUSSION AND ANALYSIS

Due to our size and diversity of our businesses around the world, we have not identified one specific peer group that is appropriate to use in defining market total direct compensation for our executive officers. Our primary benchmarks for 2022 total direct compensation for our executive officers were derived from compensation information provided by WTW that is a blend of Peer Group (as defined below) compensation data and broader group data comprising a composite of credible, published executive compensation surveys. The Peer Group includes companies in the chemicals industry of similar size (as measured by revenue and market capitalization) and was referenced by the Committee in making total direct compensation decisions for 2022. This peer group includes the following 15 companies: Albemarle Corporation, Ferro Corporation, GCP Applied Technologies, Inc., H.B. Fuller Company, Ingevity Corporation, Innospec Inc., Kraton Corporation, Minerals Technologies Inc., NewMarket Corporation, OMNOVA Solutions Inc., Rayonier Inc., Sensient Technologies Corporation, Stepan Company, Venator Materials PLC, and W. R. Grace & Co. (collectively, the “Peer Group”). We generally aim to benchmark total direct compensation to the market 50th percentiles of this Peer Group. We believe the philosophy of targeting total direct compensation to the market 50th percentiles reduces the possibility of excessive risk taking on the part of executives in order to achieve performance targets at the maximum levels. This approach is the starting point of the analysis as other factors are taken into consideration, including experience, breadth of responsibilities, tenure in the position, whether the position held is for succession planning purposes, overall individual performance and internal equity. We do not assign a particular weight to any of these factors but do exercise discretion.
In determining 2022 compensation for the Named Executive Officers, the Committee used the benchmarking data WTW had previously provided and various other factors, as described above. Messrs. Hostetter and Tometich’s targeted total direct compensation was below the 25th percentile of benchmark levels. Mr. Berquist's targeted total direct compensation for 2022 was between the 25th and 50th percentile of benchmark levels. Mr. Bijlani's and Ms. Leneis’ targeted total direct compensation was between the 50th and 75th percentile of the WTW data. Although the Committee closely analyzes the data provided by WTW, it exercises its discretion in the weight it assigns to this data in making individual compensation decisions.
Total compensation earned in 2022 for each Named Executive Officer is reflected in the Summary Compensation Table below.
Allocating Between Current and Long-Term Compensation
The Committee, in seeking to ensure the appropriate focus on performance and risk, has developed, in consultation with WTW, guidelines for executive officers for allocating the desired total direct compensation among base salary, an annual cash incentive bonus and long-term incentives. As a general philosophy, these guidelines provide that the higher the position within management the more the executive’s total compensation is dependent on incentive pay and the more the executive’s incentive pay is equity-based and long-term oriented. This design aims to better align senior level compensation with the long-term success of the Company and with the interests of shareholders. These guidelines are reviewed regularly to ensure their marketplace competitiveness.

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COMPENSATION DISCUSSION AND ANALYSIS

The charts below illustrate the 2022 pay mix and the target total direct compensation components for Mr. Tometich and our other named executive officers:

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COMPENSATION DISCUSSION AND ANALYSIS

Base Salary
Each year, the Committee reviews the base salaries of our executive officers. The Committee’s final determination of salary levels is based on a number of factors, including market data reported by WTW, specific position responsibilities and scope, experience and tenure, current job performance and Quaker Houghton’s overall financial results. A Named Executive Officer’s performance and achievement of individual goals established by the Committee are taken into consideration for salary determinations. In the case of some of our foreign-based executive officers, salary increases may be a result of legal mandates of a particular country or region which influence the final determinations of the Committee even when similar increases were not granted to officers of comparable positions residing in the United States. Based on its analysis of all of the factors referenced above, in 2022, the Committee approved salary increases for each of the Named Executive Officers, effective April 1, 2022, except for Ms. Leneis who joined the Company in early July 2022. Mr. Tometich’s salary is described below under the heading “Chief Executive Officer Compensation.” The other Named Executive Officers’ base salary increases and total base salary received for 2022 are described in the table below:

Named Executive Officer	Initial 2022 Base Salary Rate ($)	New 2022 Base Salary Rate ($)	2022 Year-End Total Base Salary Received ($)
Shane W. Hostetter	390,000	413,400	407,190
Joseph A. Berquist	500,000	517,500	512,856
Jeewat Bijlani	435,135	500,000	464,459
Melissa Leneis(1)	455,000	—	217,000
(1)Salary is based on the salary received upon Ms. Leneis’ appointment as our Senior Vice President and Chief Human Resources Officer (“CHRO”) on July 5, 2022.
Annual Cash Incentive Bonus
The second component of the total direct compensation package is our annual cash incentive bonus plan (the AIP). All AIP bonuses are subject to the discretion of the Committee.
The AIP is intended to provide employees of Quaker Houghton or its subsidiaries with an opportunity to receive incentive bonuses based on the achievement of pre-established goals. The AIP is designed to:
•align rewards with the business strategy and culture of Quaker Houghton, putting emphasis on individual, team and company contributions;
•increase the transparency of how rewards are calculated; and
•allow flexibility for Company functions and business units to align.
Overview of Performance Metrics
The AIP is comprised of financial metrics, as well as other metrics, including new business wins, ESG, individual performance and operational goals. Target incentive opportunities are based on a percentage of an employee’s annual base salary with component bonus opportunity ranging from 0% up to a maximum of 200%.
Financial Metrics
Financial goals are determined at the beginning of the year based on the budget for the coming year with the target bonus for the global corporate financial component set at or around budgeted consolidated adjusted EBITDA. For the regional and Global Specialty Business corporate components, the goals were set using a metric of profit before tax (“PBT”) or similar direct earnings measure for certain Global Specialty Businesses.
For 2022, the Company had one global corporate financial goal of adjusted EBITDA, which applied to all AIP participants, and was established at three levels: (1) threshold (set at 90% of the target, the level at which the bonus pool began to accumulate); (2) target; and (3) maximum. Achievement at or below the threshold level of adjusted EBITDA will typically result in no payout for this global component of the corporate financial goals. The Committee selected a target adjusted EBITDA level of $306.1 million, which was approved by the Board, because of its correlation to the 2022 budgeted adjusted EBITDA. The Committee determined based on 2022 performance, which included adjusted EBITDA for the year ended December 31, 2022 of $257 million, that an award of 22% of this target award opportunity was earned for this component.

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COMPENSATION DISCUSSION AND ANALYSIS

Regional financial goals for the Company’s three regions (Americas, EMEA, and the APAC region) were based on a target PBT calculation and were measured against the regional budget for the respective region. This regional component of the AIP’s corporate financial goals applies to all AIP participants in the region in which they are located. As with the global financial component, there are three levels of payout for regional financial performance, except that the threshold is set at 80% of the target. The Committee determined that:
•an award of 86% of the target award opportunity was earned for the Americas region based on actual PBT performance of $71 million versus a target PBT of $73 million;
•an award of 0% of target was achieved for the EMEA region based on actual PBT performance of a $4 million loss (attributable mainly to an EMEA impairment charge in the 4th quarter of 2022) versus a target PBT of $38 million for this component, and
•an award of 22% of target was earned for the APAC region based on actual PBT performance of $54 million versus a target PBT of $64 million.
The financial component of the AIP for our Global Specialty Business applies to all AIP participants in any of the Global Specialty Businesses (Grease, Coatings, Mining, Off-Shore, Metal Finishing and Container) regardless of geographic location. This component is based on the global financial results for the business in which each AIP participant resides and is based on a budgeted PBT calculation for each particular specialty business and measured against such budget for the year. This component has the same levels as the regional component discussed directly above: (1) threshold (set at 80% of the target, the level at which the bonus pool began to accumulate); (2) target; and (3) maximum. The Committee determined based on 2022 performance that awards earned equated to payments ranging from 46% to 200% of target depending on the individual business lines.
Net New Business Gains, ESG, Individual Performance and Operational Metrics
For 2022, the targets and performances of the net new business, safety/operational, ESG and individual performance metrics were set and measured through December 31, 2022. Under the AIP, annual cash incentive bonuses had historically been determined based on achievement of both corporate financial and individual objectives. Beginning in 2020, in place of individual goals, the Company selected integration metrics for their relationship to driving our new culture after the Combination and to allow flexibility for the combined businesses and functions to align. In 2022, the Company replaced the integration metric with two new metrics, an individual performance factor and a global ESG measure for the Company’s 2023 Sustainability goals. The Company set the following target goals for these metrics for 2022.
Regional / Global Net New Business Gains
The Company’s regional, global and Global Specialty Businesses market share gain goals are applicable to AIP participants based on the region in which they are located and whether they have a global role. For purposes of the AIP there are three regions: Americas, EMEA and APAC, and this metric is based on the percentage of revenue from new business gains in the region less business losses (the net new business rate). For the Global Specialty Business, this metric is based on new business gains, less business losses for each business independently in that segment. Target level is market share gains of 2%, net of any losses year-over-year. The Committee determined that market share gains were between 2% and 4% in each of the Americas, EMEA and APAC and accordingly, 150% was earned for this metric by participants in those regions. The Committee also determined that awards of 150% of target were earned by participants with global roles based on market share gains of between 2% and 4%.
Regional / Global Safety Performance
The Company’s safety goals apply to all AIP participants. Target level is achieved when the total recordable incident rate (“TRIR”) is below target, which was set at the most recently available American Chemistry Council median occupational illnesses and injuries (“OII”) rate, and the Company targets are shown in the table below. OII is defined as the number of employees per 100 full-time employees who have been involved in a recordable illness or injury.
The Company targeted having an overall global OII rate of 0.34 and achieved an excellent 0.32 OII rate. For purposes of the regions, the Americas, and APAC each had a specific OII goal and met or exceeded its respective target goal. The EMEA region achieved 86% of its target goal for this component. Given the geographic reach of the GSB business segments, their goals and results were part of the overall global goals and performance as listed below. Achievement of an OII rate equal to or better than the target will result in a target payout as described below.

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COMPENSATION DISCUSSION AND ANALYSIS

	Target OII/TRIR	Achieved OII/TRIR	Payout
Global and GSB	≤.34	0.32	117% of target payout
Regional – EMEA	≤.50	0.53	86% of target payout
Regional – APAC	≤.26	0.14	200% of target payout
Regional – Americas	≤.29	0.28	110% of target payout
Global ESG
The Company’s Composite ESG goals apply to all AIP Participants. This metric is based on the qualitative achievement of stated targets. The Company implemented this ESG measure in 2022 to further align executive and senior leadership incentives with our sustainability goals. Target level is achieved when planned global organization ESG targets are met and the composite measurement includes performance against stated Quaker Houghton goals. Considerations for achievement above and below target will depend on the quantitative and qualitative input of the Sustainability and Governance Committees provided to the Compensation and Human Resource Committee. The Committee determined that all participants earned an award of 100% of the target award for this metric.

Metric	Target	Achievement
Renewable Energy	Increase Renewable/Nuclear energy usage by 10% (from 42% to 52% by end of 2022)	100% target met
Diversity	2030 Goal: increase female representation as a percentage of the total employee population to 25%-27%	Female representation increased to 23.5% in 2022
Supplier Assessment	Implementation of supplier assessment tool completed in May 2022	100% target met
Personal Performance
The Company’s personal performance metric applies to all AIP participants based on each employee’s personal performance rating. To increase linkage to pay-for-performance, the Company has added an individual performance factor. Employees with successful performance will receive target achievement. The Named Executive Officers earned an individual component of between 50% and 200% of the personal performance component of the overall AIP payouts.
Weighting Matrix

	Financial Metrics		Net New Business, Safety, ESG. and Individual Performance Metrics
Role	Global Financial (Adjusted EBITDA)	Regional/Business Financial (PBT)	Regional / Global / GSB Net New Business	Regional/Global Safety	Global Composite ESG	Individual Performance
Global Role	60%	–	10%	10%	10%	10%
Regional Role	30%	30%	10%	10%	10%	10%
Global Specialty Business	30%	30%	10%	10%	10%	10%
The above chart indicates the weighting for each AIP participant of the financial and other metrics based on the Company’s performance.

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COMPENSATION DISCUSSION AND ANALYSIS

Payout for 2022
As discussed above, in 2022, the Company underperformed in some of the financial metrics listed above due primarily to unprecedented increases in raw material costs, the inflationary environment, global supply chain and logistics cost pressures the Company experienced throughout 2022 and the war in the Ukraine. Several of the GSB segments exceeded their financial targets. In addition, the Company met each of the net new business, ESG and personal performance metrics listed above. As a result, AIP plan participants with an Americas regional role achieved 78% of their target award opportunity, participants with an EMEA regional role achieved an award of 50% of their target award opportunity, and participants with an APAC regional role achieved an award of 68% of their target award opportunity. Participants in the various Global Specialty Business units achieved an award percentage between 67% and 113% of target award opportunity, respectively. Participants with Global roles achieved 60% of their target opportunity. Mr. Berquist has a mix of Global and Global Specialty Business responsibilities and achieved 60% of his total target award opportunity. The Named Executive Officers earned an award between 55% and 78% of their target award opportunity, based on all of the AIP results above.
Bonuses under the AIP may be paid in cash or in shares of Quaker Houghton common stock, although we generally have paid this bonus in cash. All payouts for 2022 were made in cash. Mr. Tometich had a target and maximum incentive opportunity equal to 100% and 200%, respectively, of his year-end 2022 base salary. Messrs. Berquist and Bijlani had target and maximum incentive opportunities equal to 65% and 130% of their year-end 2022 base salary respectively. Mr. Hostetter had a target and maximum incentive opportunity equal to 65% and 130% of his 2022 year-end base salary. Ms. Leneis had a target and maximum incentive opportunity equal to 65% and 130%, respectively, of her year-end 2022 base salary. Messrs. Berquist, Bijlani, Hostetter, and Ms. Leneis each respectively were awarded and paid $201,825, $253,500, $147,791 and $207,025 as their 2022 AIP bonuses.
Long-Term Incentives
In 2022, the Committee again reviewed current trends in long-term compensation practices with WTW. The most recent review confirmed that Quaker Houghton’s practices were generally consistent with those of other public companies and are as follows:
•Provide for three types of awards (performance-dependent stock unit awards (“PSUs”), restricted stock and options) to senior executives, including the Named Executive Officers, but limit awards for lower level executives and senior management to PSUs and restricted stock.
•The PSU portion of the Company’s 2016 LTIP is performance-based. The performance criteria for the PSU is a single metric, relative total shareholder return (“TSR”) over the applicable period as compared to the S&P MidCap 400 Index (Materials Group). By tying this award to shareholder value, it allows a market metric to be used as a performance measure without accounting complications. For these purposes, TSR is calculated by using the one-month average stock price at the end of the performance period, divided by the sum of (a) one-month average stock price at the beginning of the performance period, and (b) plus any dividends paid over that period.
•Restricted stock is time-based and vests at the end of three years assuming continued employment of the grantee. These restricted shares are eligible for dividends payable, prior to and after vesting, at the time dividends are paid generally.
•Options are time-based and vest in three approximately equal installments over a three-year period commencing with the anniversary of the date of grant.
Our shareholders approved the 2016 LTIP at our 2016 annual meeting of shareholders. The long-term incentive awards discussed in this Compensation Discussion and Analysis section of this proxy statement were awarded under the LTIP.
The starting point for determining the Named Executive Officers’ LTIP award is to first determine the percentage of base pay for each position at the 50th percentile of market comparables.
Similar to the other components of total direct compensation, other factors in determining the actual percentage of base salary are taken into consideration such as experience, breadth of responsibilities, tenure in the position, whether the position held is for succession planning purposes, overall individual performance and internal equity. Based on recommendations from the Committee’s outside compensation consultants as to typical plan design, in prior years the Committee divided the total LTIP award into three components, allocated equally (based on fair value) to stock options, restricted stock and PSUs (assuming target performance for the PSU portion).

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COMPENSATION DISCUSSION AND ANALYSIS

Under the LTIP, in 2020, the Named Executive Officers (at that time) were awarded options, time-based restricted stock and PSUs for the 2020-2022 performance period. Payout of the PSU portion of the 2020-2022 grant was dependent upon achieving a pre-determined targeted performance over the three-year period based on the Company’s TSR as compared to the TSR of the S&P MidCap 400 Index (Materials Group). The threshold for the TSR target was relative performance at the 30th percentile of the comparison group, target was at the 50th percentile and maximum was at the 85th percentile. For the 2020-2022 period, Quaker Houghton’s TSR of 6% equated to a ranking in the 22nd percentile of the comparison group resulting in no payout for this award year for the second year in a row after several years of a maximum payout award for previous plan years.
Under the LTIP, stock options, restricted stock, PSUs, long-term cash payments, and other types of awards can be made to participants. In March 2022 (similar to the award in 2020 and 2021), the Company included PSUs as a component of its LTIP for the 2022-2024 performance period. These awards will be settled in common shares subject to the achievement of market-based and time-based vesting conditions. The number of fully vested shares that may ultimately be issued as settlement for each award may range from 0% up to 200% of the target award, subject to the achievement of the Company’s TSR relative to the performance of the S&P MidCap 400 Materials Group, over the three-year period from January 2022 to December 2024. The LTIP is intended to assist us in attracting, retaining and motivating employees, non-employee directors and consultants through the use of compensation that rewards long-term performance. The use of stock-based compensation in our long-term incentive plan balances the cash-based annual incentive bonus. The Committee believes that stock ownership by management and equity-based performance compensation arrangements are useful tools to align the interests of management with those of our shareholders and long-term performance of the Company. Under the LTIP, a three-year performance period is used. Generally, employees selected as award recipients hold key positions impacting the long-term success of Quaker Houghton and its subsidiaries. These awards are based on overlapping three-year performance periods.
In the first quarter of 2022, the Committee selected participants for the 2022-2024 performance period, including all of the Named Executive Officers (other than Ms. Leneis, who was added as a participant upon her election as CHRO in July 2022). The specific amount of each award was determined with reference to market data provided by WTW, as well as the relative position and role of each executive officer within the Quaker Houghton organizational structure, influence on long-term results, past practice, performance factors independent of the terms and amounts of awards previously granted and policy targets for the mix of compensation between base salary, annual and long-term incentives. The Committee determined that the use of a percentage of base salary as the basis for LTIP awards has at times caused internal inequity issues. To mitigate this dynamic, the Committee has begun to use market data related to base salary with application of an absolute value in making awards determination for similarly valued positions of Senior Vice President, Chief Financial Officer for Mr. Hostetter; Executive Vice President, Chief Strategy Officer and Managing Director Global Specialty Businesses for Mr. Berquist; Senior Vice President – Managing Director, Americas for Mr. Bijlani; and Senior Vice President and Chief Human Resources Officer for Ms. Leneis. The comparative data indicated that the CEO’s LTIP target awards percentage should be higher than the other Named Executive Officers because his leadership role in the global organization and level of responsibility and experience warrants the greater percentage opportunity. The Committee agreed with the proposed recommendations for total LTIP valuation of each executive. The value of the target award at the grant date for Mr. Tometich was 210% of base salary while for the other Named Executive Officers the range was 90% to 132% of base salary.
Under the LTIP, with respect to the 2022-2024 performance period. Mr. Tometich received a long term incentive grant consisting of a target PSU opportunity of 3,138 units, 3,138 shares of restricted stock, and 10,189 options, totaling 210% of his base salary. Mr. Hostetter received a target PSU opportunity of 691 units, 691 shares of restricted stock, and 2,244 options, totaling 90% of his base salary. Mr. Berquist received a target PSU opportunity of 934 units, 934 shares of restricted stock and 3,032 options, totaling 97% of his base salary. Mr. Bijlani received a target PSU opportunity of 691 units, 691 shares of restricted stock, and 2,244 options totaling 74% of his base salary. Mr. Bijlani received an additional grant in 2022 reflecting a market adjustment for his position, which consisted of an additional 902 shares of restricted stock. Upon her appointment as CHRO, Ms. Leneis received a target PSU opportunity of 1,404 units, 1,404 shares of restricted stock and 4,231 options, totaling 132% of her base salary. Ms. Leneis also received a special grant of 7,023 shares of restricted stock upon her appointment as CHRO, which vests one year from her July start date.
The exercise price of options awarded under the LTIP is not less than 100% of the “fair market value” of a share of Quaker Houghton common stock on the date the option was granted, which is defined as the last sale price for a share of common stock as quoted on the NYSE for that date or, if not reported on the NYSE for that date, as quoted on the principal exchange on which the common stock is listed or traded, and if no such sales are made on that date, then on the next preceding date on which there are such sales.

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Under the LTIP, with respect to the 2023-2025 performance period, Mr. Tometich received a long-term incentive grant consisting of a target PSU opportunity of 7,264 units, 4,843 shares of restricted stock, totaling 248% of his base salary. Ms. Leneis received a target PSU opportunity of 2,661 units, 1,774 shares of restricted stock, totaling 165% of her base salary. Mr. Hostetter received a target PSU opportunity of 1,862 units and 1,241 shares of restricted stock, totaling 123% of his base salary. Mr. Berquist received a target PSU opportunity of 2,328 units, 1,552 shares of restricted stock, totaling 129% of his base salary. Mr. Bijlani received a target PSU opportunity of 2,162 units, 1,441 shares of restricted stock, totaling 130% of his base salary.
Comparative Stock Price Performance Graph
The following graph compares the cumulative total return (assuming reinvestment of dividends) from December 31, 2017 to December 31, 2022 for (i) Quaker Houghton’s common stock, (ii) the S&P MidCap 400 Index (the “MidCap Index”), and (iii) the S&P 400 Materials Group Index (the “Materials 400 Group Index”). The graph assumes the investment of $100 on December 31, 2017 in each of Quaker Houghton’s common stock, the stocks comprising the MidCap Index and the Materials Group Index, respectively. The comparison of the Materials 400 Group Index was added in 2021 to provide a closer comparison to the MidCap Index comparison.

COMPARISON OF CUMULATIVE FIVE-YEAR TOTAL RETURN
$200
$150
$100
$50
$0
Dec 17
Dec 18
Dec 19
Dec 20
Dec 21
Dec 22
Quaker Chemical Corporation
S&P MidCap 400 Index
S&P 400 Materials Group Index

	12/31/2017	12/31/2018	12/31/2019	12/31/2020	12/31/2021	12/31/2022
Quaker Chemical Corporation	$100.00	$118.90	$110.99	$172.48	$158.13	$115.58
S&P MidCap 400 Index	100.00	88.92	112.21	127.54	159.12	138.34
S&P 400 Materials Group Index	100.00	79.63	96.25	106.50	140.82	136.97
Chief Executive Officer Compensation
The Committee generally uses the same factors in determining the compensation of the CEO as it does for the other executive officers. The Committee considers CEO compensation in the Peer Group and the benchmarking data provided by WTW as a starting point for determining competitive compensation. The Committee then, in consultation with the CEO, develops Company performance objectives for the CEO and periodically assesses the performance of the CEO. The Committee also evaluates how much the CEO should be compensated in relation to the other Company executives, but the Committee has not adopted any formula linking the level of CEO compensation to that of other executives.

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COMPENSATION DISCUSSION AND ANALYSIS

Mr. Tometich’s base salary as of December 31, 2022 was $800,000. Additionally, given the Company’s performance in 2022, especially Mr. Tometich’s performance during the year navigating extreme inflationary pressures, the raw material cost escalation environment, the war in the Ukraine, as well as market data for comparable positions from WTW, the Board, based on the recommendation of the Committee, has awarded him an increase in his base salary, effective, March 1, 2023 to $880,000.
The Committee determined this increase to be appropriate given the overall Company performance and that it and the awards discussed in the following paragraphs align Mr. Tometich’s total direct compensation generally within comparable market data.
In 2022, Mr. Tometich’s total bonus potential under the AIP was 100% of his base salary at target and 200% of his base salary at maximum. For 2022, Mr. Tometich was awarded 100% of his personal target award opportunity and overall received 60% of his total AIP award opportunity based on the overall results described above, resulting in a total AIP bonus award of $480,000.
For the 2022-2024 performance period, Mr. Tometich received a long-term incentive grant opportunity with a value at target equal to $1,680,000, consisting of a target PSU opportunity of approximately 3,138 units, 3,138 shares of restricted stock and 10,189 options. As referenced above, with respect to the 2023-2025 performance period, Mr. Tometich received a long-term incentive grant consisting of a target PSU opportunity of 7,264 units and 4,843 shares of restricted stock, totaling 248% of his base salary.
Based on Mr. Tometich’s level of responsibility, experience, market data and the Company’s performance, the Committee determined that Mr. Tometich’s pay is in an appropriate range in absolute terms and as compared to the other executive officers.
For more information on the terms of Mr. Tometich’s employment and compensation, please refer to the section titled “Mr. Tometich’s Employment Agreement.”
Stock Ownership Policy
To align the interests of our executive officers with the interests of our shareholders, each of the Named Executive Officers must maintain a minimum ownership in Quaker Houghton stock. For the CEO, the minimum is five times his base salary. In July of 2022, we increased the required minimum ownership level for our other Named Executive Officers from one and one-half times to two and one-half times the executive’s base salary. The ownership levels must be attained by the end of five years after the later of the appointment of the person as an executive officer (including the Named Executive Officers) or the date the policy was modified. All of the Company’s Named Executive Officers as of June 30, 2022 were in compliance with the stock ownership policy as of that date, noting that Messrs. Tometich and Hostetter, who were recently appointed to their respective positions did not on that date satisfy the minimum ownership levels. The Committee reviews the ownership levels once per year typically in the mid-year time frame. The Company has a hedging policy, which is described under “Employee, Officer and Director Hedging” earlier in this proxy statement.
Severance and Change in Control Benefits
The Committee believes that appropriate severance and change in control benefits are an important part of the total compensation benefits package because they enhance our ability to compete for talent and foster stability in our management. Quaker Houghton has entered into employment agreements with each of our Named Executive Officers, pursuant to which severance benefits are payable to each of them under certain circumstances and has also entered into change in control agreements with each of them pursuant to which the executive officers will receive certain benefits if they are terminated within a specified period following a change in control of Quaker Houghton. In determining amounts payable, the Committee seeks to provide severance benefits sufficient to allow our executives time to find a comparable position elsewhere and change in control benefits sufficient to induce our executives to support a change in control transaction fully and remain with us despite any risk of termination after the transaction.
Mr. Tometich’s Employment Agreement
Mr. Tometich is employed pursuant to an employment agreement that permits Quaker Houghton or Mr. Tometich to terminate Mr. Tometich’s employment on 90 days’ written notice, with or without cause or reason. In accordance with the terms of the employment agreement, the Board reviews and adjusts Mr. Tometich’s base salary from time to time. Mr. Tometich’s employment agreement provides that he is eligible to participate in our AIP and LTIP, as well as other benefit programs generally available to full-time U.S. employees.

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COMPENSATION DISCUSSION AND ANALYSIS

Mr. Tometich’s employment agreement provides that upon the termination of his employment for any reason other than (i) by Quaker Houghton for “cause,” or (ii) his death, Quaker Houghton will pay Mr. Tometich severance consisting of 18 months of salary and bonus at target paid biweekly over an eighteen month period, provided Mr. Tometich signs a release within 45 days of receipt or separation of service. Continuation of all medical and dental coverage will also be available for this period as well as reasonable outplacement assistance for one year following the separation from service. Mr. Tometich’s employment agreement contains a confidentiality and an 18-month non-competition and non-solicitation provision, in the event of termination for any reason (other than his death).
In case of termination of employment because of death, Quaker Houghton will not be obligated to make any further payments under the employment agreement except for amounts accrued as of the date of Mr. Tometich’s death, except that Quaker Houghton will pay a death benefit equal to 100% of base salary in effect on the day before death and 50% of base salary in each of the four years thereafter.
“Cause” is defined under Mr. Tometich’s employment agreement as willful and material breach of the terms of his employment agreement (after having received notice thereof and a reasonable opportunity to cure or correct) or Quaker Houghton’s policies, or dishonesty, fraud, willful malfeasance, gross negligence or other gross misconduct, in each case relating to the performance of Mr. Tometich’s duties to Quaker Houghton that is materially injurious to the Company, or a conviction of or guilty plea to a felony or nolo contendere to a felony.
Mr. Tometich’s change in control agreement provides that Mr. Tometich is entitled, if terminated (other than for disability, death, by us for “cause,” or by the executive officer other than for “good reason”) within two years following a change in control, to severance in an amount equal to two times the sum of his highest annualized base salary plus an amount equal to the average of the total annual amounts paid to Mr. Tometich under all applicable annual incentive compensation plans during the applicable three calendar-year period described in the change in control agreement, excluding from the average any year in which no amounts were paid. In general, this three-year period would be expected to be the year of termination and the prior two years (if Mr. Tometich has received a bonus in the year of his termination of employment) or, otherwise, the three calendar years prior to the year of his termination of employment.
In addition, Mr. Tometich would be entitled to receive (i) earned but unpaid base salary through the termination at the rate in effect on the date of termination or, if higher, at the rate in effect at any time during the 90-day period preceding the change in control; (ii) any unpaid bonus or annual incentive payable to the executive in respect of the calendar year ending prior to the termination; (iii) the pro rata portion of any and all unpaid bonuses and annual incentive awards for the calendar year in which the termination occurs based on mid/target performance; and (iv) the pro rata portion of any and all awards under the Company’s LTIP for the performance period(s) in which the termination occurs, which would have been payable had the target level performance been achieved for the performance period. Mr. Tometich would also be entitled to one year of outplacement services and participation in the Company’s medical, dental and life insurance programs as if still employed for a period of 24 months. In addition, the benefits and payments would be discontinued if Mr. Tometich violates the confidentiality provisions of his change in control agreement (at any time) or the non-compete provisions of the change in control agreement (during employment or the one-year period thereafter). To the extent the severance allowance, together with any other payments contingent upon a change in control, exceed the limits under Code section 280G (generally, three times the individual’s average annual compensation for the prior five years), the severance allowance would be reduced to the extent necessary to avoid the disallowance of a deduction under Code section 280G or imposition of the excise tax under Code section 4999 (assuming reduction of the severance allowance is the least economically detrimental to the executive). The Committee believes that providing benefits for Mr. Tometich’s termination within two years following a change in control is fair because he has the broadest responsibility and accountability in ensuring the success of our business and would be crucial to retain in any change in control. This is consistent with our philosophy of tying compensation to level of responsibility and influence over the Company’s results and performance. See the discussion under the caption “Potential Payments Upon Termination or Change in Control” in this proxy statement. These benefits will be paid or provided only if Mr. Tometich signs a general release of claims unless prohibited by local law.

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COMPENSATION DISCUSSION AND ANALYSIS

Other Named Executive Officers
Messrs. Hostetter, Berquist, Bijlani and Ms. Leneis are each entitled to severance under their respective employment agreements if the Company terminates their employment (other than in the case of termination for “cause” (for those agreements where “cause” is defined), disability, death or retirement) equal to 12 months base salary at their then current rate of salary. In addition, under her employment agreement Ms. Leneis’s severance would also include 12 months of the target incentive of the AIP for the year of termination. In the case of Messrs. Hostetter, Berquist and Bijlani and Ms. Leneis, “cause” generally means: (i) willful and material breach of their memorandum of employment; (ii) dishonesty, fraud, willful malfeasance, gross negligence or other gross misconduct, in each case relating to the performance of duties which is materially injurious to Quaker Houghton; or (iii) conviction of or plea of guilty or nolo contendere to a felony. Messrs. Hostetter, Berquist, Bijlani and Ms. Leneis are also entitled to reasonable outplacement assistance under their respective employment agreements. Messrs. Hostetter’s, Berquist’s, Bijlani’s and Ms. Leneis’ severance payments are contingent upon signing a form of release satisfactory to Quaker Houghton. None of the Named Executive Officers are entitled to severance under their employment agreements if they terminate their employment voluntarily, even if for “good reason”. Under their respective employment agreements, Messrs. Hostetter, Berquist and Bijlani and Ms. Leneis would receive any severance payments in semi-monthly installments. See also the discussion under the caption “Termination Other than for Cause, Disability, Death or Retirement” in this proxy statement.
Quaker Houghton has entered into change in control agreements with each of its Named Executive Officers. Under these agreements (Mr. Tometich’s is described above), the officers, other than Mr. Tometich are entitled, if terminated (other than for disability, death, by us for “cause,” or by the executive officer other than for “good reason”) within two years following a change in control, to severance in an amount equal to 1.5 times the sum of their highest annualized base salary plus an amount equal to the average of the total annual amounts paid to the executive under all applicable annual incentive compensation plans during the applicable three calendar-year period described in the change in control agreements, excluding from the average any year in which no amounts were paid. In general, this three-year period would be expected to be the year of termination and the prior two years (if the executive received a bonus in the year of the executive’s termination of employment) or, otherwise, the three calendar years prior to the year of such executive officer’s termination of employment. See the discussion under the caption “Potential Payments Upon Termination or Change in Control” in this proxy statement. In addition, these executive officers are entitled to receive (i) earned but unpaid base salary through the termination at the rate in effect on the date of termination or, if higher, at the rate in effect at any time during the 90-day period preceding the change in control; (ii) any unpaid bonus or annual incentive payable to the executive in respect of the calendar year ending prior to the termination; (iii) the pro rata portion of any and all unpaid bonuses and annual incentive awards for the calendar year in which the termination occurs based on target performance for Messrs. Hostetter, Berquist, Bijlani and Ms. Leneis; and (iv) the pro rata portion of any and all awards under the Company’s LTIP for the performance period(s) in which the termination occurs, which would have been payable had the target level performance been achieved for the performance period.
In addition to the amounts described above, our other Named Executive Officers are also entitled to one-year outplacement services and participation in our medical, dental and life insurance programs as if still employed for a period of 18 months. These benefits would be paid or provided only if the executive officer signs a general release of claims unless prohibited by local law. In addition, the benefits and payments would be discontinued if the executive officer violates the confidentiality provisions of such executive officer’s respective change in control agreement (at any time) or the non-compete provisions of the change in control agreement (during employment or the one-year period thereafter). To the extent the severance allowance, together with any other payments contingent upon a change in control, exceed the limits under Code section 280G (generally, three times the individual’s average annual compensation for the prior five years), the severance allowance would be reduced to the extent necessary to avoid the disallowance of a deduction under Code section 280G or imposition of the excise tax under Code section 4999 (assuming reduction of the severance allowance is the least economically detrimental to the executive).

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COMPENSATION DISCUSSION AND ANALYSIS

In the change in control agreements “cause” generally means: (i) the willful and material breach of the employment agreement between the executive and Quaker Houghton (after having received notice and the reasonable opportunity to correct); (ii) dishonesty, fraud, willful malfeasance, gross negligence or other gross misconduct, in each case relating to the performance of the executive’s employment with Quaker Houghton which is materially injurious to Quaker Houghton; or (iii) conviction of or plea of guilty to a felony. “Good reason” includes, other than by reason of executive’s death or disability: (i) any reduction in the executive’s base salary from that provided immediately before the “covered termination” or, if higher, immediately before a change in control; (ii) any reduction in the executive’s bonus opportunity (including cash or noncash incentives) or increase in the goals or standards required to accrue that opportunity, as compared to the opportunity and goals or standards in effect immediately before the change in control; (iii) a material adverse change in the nature or scope of the executive’s authorities, powers, functions or duties from those in effect immediately before the change in control; (iv) a reduction in the executive’s benefits from those provided immediately before the change in control, disregarding any reduction under a plan or program covering employees generally that applies to all employees covered by the plan or program; or (v) the executive being required to accept a primary employment location which is more than 25 miles from the location at which they were primarily employed during the 90-day period prior to a change in control.
Other Benefits on Termination
In addition to the payments and benefits discussed above, the executive officers are entitled to the payments and benefits that are available to all employees on termination of employment, including vested benefits under the Company’s qualified defined benefit retirement plan and 401(k) plan, short-term and long-term disability benefits (in the event of disability) and life insurance benefits (in the case of death).
Perquisites and Other Benefits
As a general matter, the Company does not provide perquisites to its executive officers, other than an allowance for financial planning services. In Asia and Europe, consistent with regional compensation practices, cars are provided to mid and upper level managers. For more details on these perquisites, please refer to footnote 3 to the Summary Compensation Table.

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COMPENSATION COMMITTEE REPORT

Compensation Committee Report
The Compensation and Human Resources Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis section included above with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in Quaker Houghton’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC.

Compensation and Human Resources Committee

Robert H. Rock, Chair
Donald R. Caldwell
Jeffry D. Frisby
William H. Osborne
Ramaswami Seshasayee

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COMPENSATION TABLES

Executive Compensation Tables
Summary Compensation Table
The table below summarizes the total compensation awarded to, paid to, or earned by each of our executive officers who are named in the table. In this proxy statement, we sometimes refer to this group of individuals as our “Named Executive Officers.”

Name and Principal Position (a)	Year (b)	Salary ($)(c)	Bonus ($)(d)	Stock Awards(1) ($)(e)	Option Awards(1) ($)(f)	Non-Equity Incentive Plan Compensation(2) ($)(g)	All Other Compensation(3) ($)(h)	Total ($)(i)
Andrew E. Tometich Chief Executive Officer and President	2022	800,000	550,000	1,136,866	559,987	480,000	28,150	3,555,003
	2021	163,077	286,894	2,005,432	—	—	1,567	2,456,970
Shane W. Hostetter Executive Vice President, Chief Financial Officer (4)	2022	407,190	20,000	250,342	123,330	147,791	21,423	970,076
	2021	353,200	20,000	204,739	100,956	215,280	20,228	914,403
Joseph A. Berquist Executive Vice President, Chief Commercial Officer (4)	2022	512,856	—	338,379	166,639	201,825	26,404	1,246,103
	2021	451,668	—	411,738	89,969	311,350	25,599	1,290,324
	2020	398,628	—	201,674	86,662	370,690	24,029	1,081,683
Jeewat Bijlani Executive Vice President, Chief Strategy Officer (4)	2022	464,459	—	380,230	123,330	253,500	24,692	1,246,211
	2021	431,286	—	281,709	89,969	226,270	28,443	1,057,677
	2020	398,628	—	201,674	86,662	373,002	20,909	1,080,875
Melissa Leneis Executive Vice President, Chief Human Resources Officer (4)	2022	217,000	150,000	1,458,171	199,957	207,025	16,313	2,248,466
(1)The amounts in columns (e) and (f) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for equity awards of restricted stock and PSUs granted under the Company’s LTIP excluding the effect of estimated forfeitures. Assumptions used in the calculation of these amounts are included in Note 8 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022. The grant date fair value of restricted stock is calculated using the closing price of the Company’s common stock on the NYSE on the grant date. The grant date fair value of the PSUs reflected in column (e) are the target payouts based on the probable outcome of the performance condition, determined as of the grant date, and are disclosed in the “Grants of Plan-Based Awards” table in this proxy statement. The maximum potential values as of the grant date of the 2022-2024 PSUs granted in 2022 assuming the highest level of performance are as follows: $1,154,784 for Mr. Tometich; $254,288 for Mr. Hostetter; $343,712 for Mr. Berquist; $254,288 for Mr. Bijlani and $516,672 for Ms. Leneis.
(2)The amounts in column (g) are incentive cash bonuses earned in 2022 and payable in 2023 under the AIP ($480,000 for Mr. Tometich; $147,791 for Mr. Hostetter; $201,825 for Mr. Berquist; $253,500 for Mr. Bijlani; and $207,025 for Ms. Leneis).
(3)Includes employer contributions during 2022 by the Company to the Named Executive Officers pursuant to the Company’s Retirement Savings Plan: $11,481 for Mr. Tometich; $18,300 for Mr. Hostetter; $19,250 for Mr. Berquist; $19,592 for Mr. Bijlani, and $9,150 for Ms. Leneis.
Includes dividends paid in 2022 on time-based restricted stock awards: $8,669 for Mr. Tometich; $2,748 for Mr. Hostetter; $7,154 for Mr. Berquist; $5,100 for Mr. Bijlani; and $7,163 for Ms. Leneis

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COMPENSATION TABLES

Includes the costs associated with financial planning services in 2022 of $8,000 for Mr. Tometich and $375 for Mr. Hostetter.
(4)Mr. Hostetter served as Senior Vice President, Chief Financial Officer since April 2021 and effective March 1, 2023 serves as Executive Vice President, Chief Financial Officer. Mr. Berquist served as Executive Vice President, Chief Strategy Officer, and Managing Director, Global Specialty Businesses since September 2021, and served as interim Managing Director EMEA since August 2022, and effective January 1, 2023 serves as the Executive Vice President, Chief Commercial Officer. Mr. Bijlani served as Senior Vice President, Managing Director - Americas since August 2019, and effective January 1, 2023 serves as the Executive Vice President, Chief Strategy Officer. Ms. Leneis served as Senior Vice President, Chief Human Resources Officer since joining the Company on July 5, 2022, and effective March 1, 2023 serves as Executive Vice President, Chief Human Resources Officer.
Grants of Plan-Based Awards
Provided below is information on grants made in 2022 to the Named Executive Officers under the Company’s LTIP. In March 2022, awards for the 2022-2024 period were made to the Named Executive Officers consisting of options vesting in three approximately equal installments over the three-year period, time-based restricted stock vesting after the three-year period and a PSU opportunity. See discussion under the heading “Long-Term Incentives” under the Compensation Discussion and Analysis section in this proxy statement.

Name (a)	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(7)		Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)(h)	All Other Option Awards: Number of Securities Underlying Options(3) (#)(i)	Exercise or Base Price of Option Awards(4) ($/Sh)(j)	Grant Date Fair Value of Stock and Option Awards(5) ($)(k)
		Target ($)(c)	Maximum ($)(d)	Threshold (#)(e)	Target (#)(f)	Maximum (#)(g)
Andrew E. Tometich	3/16/22	800,000	1,600,000	1,255	3,138	6,276	3,138	10,189	178.29	1,696,853
Shane W. Hostetter	3/16/22	268,710	826,800	276	691	1,382	691	2,244	178.29	373,672
Joseph A. Berquist	3/16/22	336,375	1,035,000	373	934	1,868	934	3,032	178.29	505,018
Jeewat Bijlani	3/16/22	325,000	1,000,000	276	691	1,382	691	2,244	178.29	373,672
	10/17/22			0	0	0	902	0	144.00	129,888
Melissa Leneis(6)	7/5/22	295,750	910,000	561	1,404	2,808	1,404	4,231	142.38	658,194
	7/5/22			0	0	0	7,023	0	142.38	999,934
(1)The amounts shown in column (e) reflect the minimum number of shares of Quaker Houghton common stock that will be paid under the Company’s LTIP pursuant to PSUs if the Company’s TSR reflects a 25th percentile rank, which amounts are 40% of the target amounts shown in column (f). The amounts shown in column (g) are 200% of the target amounts shown in column (f). The value or maturation of a PSU award is determined by performance over a three-year period based on relative total shareholder return against a pre-determined peer group. The actual number of common shares to be issued to the Named Executive Officers, if any, will not be determined until after completion of the three-year performance period, based on an achievement percentage of actual performance at the end of the performance period multiplied by each Named Executive Officer’s respective target PSU award. Any shares so earned would be paid out in early 2025.
(2)The amounts shown in column (h) for awards granted on March 16, 2022, or on other dates as indicated in column (b) reflect the number of shares of time-based restricted stock awarded under the LTIP with full vesting on March 16, 2025 (or on July 5, 2023 with respect to the award of 7,023 shares of time-based restricted stock awarded to Ms. Leneis on July 5, 2022). Under the LTIP, with respect to the 2022-2024 performance period, on March 16, 2022, Mr. Tometich received a long-term incentive grant consisting of 3,138 shares of time-based restricted stock; Mr. Hostetter received 691 shares of time-based restricted stock; Mr. Berquist received 934 shares of time-based restricted stock; and Mr. Bijlani received 691 shares of time-based restricted stock. On October 17, 2022, Mr. Bijlani received an additional 902 shares of time-based restricted stock. On July 5, 2022, Ms. Leneis received two grants: 1,404 shares of time-based restricted stock and 7,023 shares of time-based restricted stock.
(3)The amounts shown in column (i) reflect the combination of incentive and non-qualified options which were issued under the LTIP. These options vest one-third in three consecutive annual installments, commencing on March 16, 2023.

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COMPENSATION TABLES

(4)With respect to the awards granted under the provisions of the LTIP, the exercise price of the option is equal to the fair market value, which is defined as the last reported sale price on the grant date.
(5)The amounts included in column (k) represent the full grant date fair value of the awards computed in accordance with FASB ASC Topic 718 excluding the effect of estimated forfeitures. Assumptions used in the calculation of these amounts are described in Note 8 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
(6)Reflects grants made upon appointment of Ms. Leneis as CHRO.
(7)These columns show the potential payment range under the 2022 Annual Cash Incentive Plan. For additional information, see “Compensation Discussion and Analysis – Annual Cash Incentive Bonus.” The cash incentive payment range is generally from 0% to 200% of target. There is no threshold or equivalent for these awards. The actual amount paid out under the 2022 AIP is paid out in early 2023 and presented in the Summary Compensation Table in the column entitled “Non-Equity Incentive Compensation.”
Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options(1) (#) Exercisable (b)	Number of Securities Underlying Unexercised Options(1) (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(d)	Option Exercise Price ($)(e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)(g)		Market Value of Shares or Units of Stock That Have Not Vested(2) ($)(h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(7) (#)(i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(7) ($)(j)
Andrew E. Tometich	—	10,189	—	178.29	3/16/2029	3,138	(5)	523,732	1,510	252,019
									1,255	209,460
Shane W. Hostetter	505	1,012	—	240.20	3/15/2028	439	(3)	73,269	166	27,705
						252	(4)	42,059	276	46,064
						162	(4)	27,038
						691	(5)	115,328
Joseph A. Berquist	—	922	—	136.64	3/30/2027	634	(3)	105,815	146	24,367
	439	880	—	245.49	3/15/2028	367	(4)	61,252	373	62,254
	—	3,032	—	178.29	3/16/2029	992	(4)	165,565
						934	(5)	155,885
Jeewat Bijlani	2,421	—	—	154.92	2/26/2025	634	(3)	105,815	146	24,367
	2,526	—	—	154.92	2/25/2026	367	(4)	61,252	276	46,064
	1,845	922	—	136.64	3/30/2027	431	(4)	71,934
	439	880	—	245.49	3/15/2028	902	(5)	150,544
	—	2,244	—	178.29	3/16/2029	691	(5)	115,328
Melissa Leneis	—	4,231	—	142.38	3/16/2029	1,404	(5)	234,328	561	93,631
						7,023	(6)	1,172,139
(1)The options have a seven-year term, except as described below. For options expiring on February 26, 2025, the grant date is August 15, 2019, and these options have a 5-year, 6-month, 12-day term. For options expiring on February 25, 2026, the grant date is August 15, 2019, and these options have a 6-year, 6-month, 10-day term. For options expiring on March 30, 2027, the grant date is March 30, 2020. For options expiring on March 15, 2028, the grant date is March 15, 2021, except for Mr. Hostetter whose grant date was April 19, 2021 and which options have a 6-year, 10-month, 26-day term. For options expiring on March 16, 2029, the grant date is March 16, 2022, except for Ms. Leneis, whose grant date was July 5, 2022 and which options have a 6-year, 8-month, 12-day term. One-third of each award vests on the first, second and third anniversaries of the respective grant date (except for Mr. Bijlani who received two sets of options granted on August 15, 2019 (1) one grant of 2,421 options vests in equal installments upon grant, and upon the second and third anniversaries of February 26, 2020 and (2) the other grant of 2,526 options vests on the first, second, and third anniversaries of February 25, 2020 respectively, Mr. Hostetter whose 1,517 options granted on April 19, 2021 vest on the first, second, and third anniversaries of March 15, 2021, and Ms. Leneis whose 4,231 options granted on July 5, 2022 vest on the first, second, and third anniversaries of March 16, 2022).

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COMPENSATION TABLES

(2)Reflects amounts based on the closing market price of the Company’s common stock on the NYSE of $166.90 per share on December 30, 2022.
(3)Time-based restricted stock awards granted under the LTIP which vested on March 30, 2023.
(4)Time-based restricted stock awards granted under the LTIP which vest on March 15, 2024.
(5)Time-based restricted stock awards granted under the LTIP which vest on March 16, 2025.
(6)Time-based restricted stock awards granted under the LTIP which vest on July 5, 2023.
(7)No shares are included with respect to the 2020-2022 PSUs. Actual performance through December 31, 2022 for the 2020-2022 PSUs granted under the LTIP in 2020 was below threshold and resulted in no payout. The 2021-2023 PSUs granted in 2021 under the LTIP vest on December 31, 2023 and would be paid out in early 2024 based on the level of achievement of the performance condition over the three-year performance period. Actual performance through December 31, 2022 was below threshold and would have resulted in no payout. As such, pursuant to SEC rules and regulations, for the awards granted in fiscal year 2021, the number of shares and payout value reflected above assume threshold performance. The 2022-2024 PSUs granted in 2022 under the LTIP vest on December 31, 2024 and would be paid out in early 2025 based on the level of achievement of the performance condition over the three-year performance period. Actual performance through December 31, 2022 was below threshold and would have resulted in no payout. As such, pursuant to SEC rules and regulations, for the awards granted in fiscal year 2022, the number of shares and payout value reflected above assume threshold performance. The final number of common shares (and therefore, value of the awards) awarded to the Named Executive Officers pursuant to the PSUs, if any, will not be determined until the end of each performance period, based on an achievement percentage of actual performance at the end of the performance period multiplied by each Named Executive Officer’s respective target PSU award.
Option Exercises and Stock Vested
This table shows the number and value of stock options exercised and stock awards vested during 2022 by the Named Executive Officers.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise(1) (#)(b)	Value Realized on Exercise(2) ($)(c)	Number of Shares Acquired on Vesting (#)(d)		Value Realized on Vesting(3) ($)(e)
Andrew E. Tometich	—	—	3,775	(7)	524,310
Shane W. Hostetter	—	—	336	(4)	63,655
	—	—	242	(5)	38,773
Joseph A. Berquist	—	—	516	(4)	97,756
	1,764	80,306	1,936	(6)	310,186
Jeewat Bijlani	—	—	516	(4)	97,756
	—	—	1,290	(6)	206,684
Melissa Leneis	—	—	—		—
(1)The amounts shown in column (b) reflect the total number of shares acquired on exercise.
(2)Reflects the difference between the exercise price of the option and the last reported sale price for a share of common stock as quoted on the NYSE on the date of exercise. The value of exercising stock options can be realized in cash or in stock. Of the value realized on exercise, all amounts reflect the value in cash.
(3)Amounts reflect the closing price of the Company’s common stock on February 25, 2022 at $189.45 per share, the closing price of the Company’s common stock on August 1, 2022 at $160.22 per share, and the closing price of the Company’s common stock on October 13, 2022 at $138.89 per share.
(4)Represents a time-based restricted stock award under the LTIP which vested 100% on February 25, 2022.
(5)Time-based restricted stock award under the LTIP of 726 share; 242 shares vested on August 1, 2020, 242 shares vested on August 1, 2021 and 242 shares vested on August 1, 2022.

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COMPENSATION TABLES

(6)Represents a time-based restricted stock award under the LTIP which vested 100% on August 1, 2022.
(7)Represents a time-based restricted stock award under the LTIP which vested 100% on October 13, 2022.
Pension Benefits
There are no pension benefits applicable to any Named Executive Officers. In 2020, the Company completed the termination of its U.S. Pension Plan and distributed all remaining benefits.
Potential Payments upon Termination or Change in Control
We describe below estimated amounts payable to each of our Named Executive Officers under certain situations, assuming the termination of employment and, where applicable, that a change in control occurred on December 31, 2022. For purposes of this section, the term “change in control” generally means: (a) any person who, subject to certain exceptions, is or becomes the beneficial owner of securities of Quaker Houghton representing 30% or more of the combined voting power of Quaker Houghton’s then outstanding securities or such lesser percentage of voting power (but not less than 15%), as determined by the independent members of the Board of Directors; (b) during any two-year period, directors of Quaker Houghton in office at the beginning of such period plus any new director whose election by the Board of Directors or whose nomination for election by Quaker Houghton’s shareholders was approved by a vote of at least two-thirds of the directors then still in office (who either were directors at the beginning of the period or whose election or nomination for election was previously so approved) shall cease for any reason to constitute at least a majority of the Board; (c) the consummation of (i) any consolidation or merger of Quaker Houghton in which Quaker Houghton is not the continuing or surviving corporation or pursuant to which Quaker Houghton’s voting common shares would be converted into cash, securities, and/or other property, other than a merger of Quaker Houghton in which holders of Quaker Houghton common shares immediately prior to the merger have the same proportionate ownership of voting shares of the surviving corporation immediately after the merger as they had in the common shares immediately before; or (ii) any sale, lease, exchange, or other transfer of all or substantially all the assets or earning power of Quaker Houghton; or (d) the approval of the liquidation or dissolution of Quaker Houghton by its shareholders or the Board of Directors.
The amounts shown are estimated amounts, and have not been calculated as a present value or otherwise adjusted for varying payment dates. The amounts shown are estimates of the amounts that would be paid; the actual amounts to be paid can only be determined at the time of the executive’s separation from the Company (or a change in control, if applicable). Also, see the discussions under the headings “Severance and Change in Control Benefits” through “Other Benefits on Termination” in the Compensation Discussion and Analysis section of this proxy statement.
Named Executive Officers – Estimated Payments and Benefits
Upon Termination of Employment in Connection With a Change in Control

	Andrew E. Tometich		Joseph A. Berquist		Jeewat Bijlani		Shane Hostetter		Melissa Leneis
Severance Allowance ($)(1)	3,200,000		1,135,231		1,066,351		810,914		682,500
Annual Bonus ($)	800,000		336,375		325,000		268,710		295,750
Performance Stock Units ($)(2)	593,939		198,450		184,968		133,338		77,895
Restricted Stock Awards (time-based vesting) ($)(3)	523,732		488,516		504,873		257,694		1,406,466
Stock Options ($)(4)	—		27,900		27,900		—		103,744
Medical/Dental/Life Insurance ($)(5)	4,134		45,502		1,377		43,993		459
Outplacement Assistance ($)(6)	8,500		8,500		8,500		8,500		8,500
Total	5,130,305	(7)	2,240,474	(7)	2,118,969	(7)	1,523,149	(7)	2,575,314	(7)
(1)To the extent the severance allowance, together with any other payments contingent upon a change in control, exceed the limits under Code section 280G (generally, three times the individual’s average annual compensation for the prior five years), the severance allowance will be reduced to the extent necessary to avoid the disallowance of a deduction under Code section 280G or imposition of the excise tax under Code section 4999 (assuming reduction of the severance allowance is the least economically detrimental to the executive). Based on our calculations, which are based on estimates and assumptions, we have not made any reduction to the severance allowance of any of the Named Executive Officers.

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COMPENSATION TABLES

(2)This amount reflects the pro rata portion of the 2020-2022, 2021-2023, and 2022-2024 PSUs multiplied by the closing market price of our common stock on December 30, 2022 ($166.90).
(3)This amount reflects the closing market price of our common stock on December 30, 2022 ($166.90) multiplied by the number of shares that would theoretically become vested on termination or change in control if such occurred on that date.
(4)This amount reflects the number of shares for which options would become vested on a change in control, multiplied by the positive difference (if any) between the closing market price of our common stock on December 31, 2022 ($166.90) and the exercise price of the option. Options that were vested before December 31, 2022 are shown in the Outstanding Equity Awards at Fiscal Year-End Table elsewhere in this proxy statement.
(5)This amount reflects the value of medical, dental and life insurance coverage for 24 months (Mr. Tometich) and for 18 months for the other Named Executive Officers, all based on our current costs for these benefits.
(6)This amount is the estimated value of providing outplacement counseling and services during 2023.
(7)If the change in control falls within the meaning of Code Section 409A, severance payments are expected to be made in a lump sum. For any other change in control, severance payments are made in monthly installments.
Termination Other than for Cause, Disability, Death or Retirement Not Involving a Change in Control
Under the terms of their employment agreements, the Named Executive Officers are entitled to severance benefits and certain outplacement services if the Company terminates their employment (for other than cause, disability, death or retirement) and the termination is not in connection with a change in control. In addition, Messrs. Berquist, Bijlani and Hostetter and Ms. Leneis are entitled to continuation of medical and dental coverage consistent with Quaker Houghton’s severance program in place at the time of termination, and Mr. Tometich would be entitled to participate in Quaker Houghton’s medical and dental plans for 18 months after termination on the same basis as an active employee. In the case of such a termination, Mr. Tometich is entitled to a multiple of 1.5 times his base salary and bonus paid to him during a three-year period as described in his employment agreement. In the case of such a termination, Messrs. Berquist, Bijlani, Hostetter and Ms. Leneis are entitled to severance equal to 12 months of base salary as of the termination date (in addition, under her employment agreement Ms. Leneis’s severance also includes 12 months of the target incentive of the AIP for the year of termination). The estimated aggregate severance amounts of salary payable under such circumstances are as follows: $1,200,000 (Mr. Tometich); $517,500 (Mr. Berquist); $500,000 (Mr. Bijlani); $413,400 (Mr. Hostetter) and $455,000 (Ms. Leneis). Mr. Tometich would be paid his severance biweekly over eighteen months; Messrs. Berquist, Bijlani and Hostetter and Ms. Leneis would respectively be paid their severance in twenty-four semi-monthly installments. See also the discussion under the caption “Other Named Executive Officers” and “Mr. Tometich’s Employment Agreement”.
Termination as a Result of Death or Disability
If employment were terminated on December 31, 2022, as a result of death or disability (as defined in the respective agreements), the amounts shown above for Annual Bonus (assuming target performance is attained), Restricted Stock Awards (time-based vesting) and Stock Options would also be paid. In the case of death on December 31, 2022, a death benefit would be paid for 2022 (in 2023) of $800,000 (Mr. Tometich), $517,500 (Mr. Berquist), $500,000 (Mr. Bijlani), $413,400 (Mr. Hostetter), plus 50% of base salary during each of 2024, 2025, 2026, and 2027 (Mr. Tometich, $400,000; Mr. Berquist, $258,750; Mr. Bijlani, $250,000; and Mr. Hostetter, $206,700). Under the terms of her employment agreement, in the case of death on December 31, 2022, Ms. Leneis would have been entitled to a single-sum cash death benefit equal to 200% of her base salary ($910,000), or a death benefit paid for 2022 (in 2023) of 100% base salary ($455,000), plus 50% of base salary during each of 2024, 2025, 2026, and 2027 ($227,500).

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PAY RATIO DISCLOSURE

Pay Ratio Disclosure
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations of the SEC, we are providing the following information about the annual total compensation of our employees and the annual total compensation of our CEO, Andrew E. Tometich. For 2022, our last completed fiscal year:
•The annual total compensation of our median employee, identified as described below was $33,884; and
•The annual total compensation of our CEO was $3,555,003. This amount equals the CEO’s compensation as reported in the Summary Compensation Table.
Based on this information, for 2022 the ratio of the annual total compensation of our CEO, to the median of the total compensation of all employees was 105 to 1.
Methodology
There has been no change in our employee population or employee compensation arrangements that we believe would significantly affect our pay ratio disclosure. As such, we are using the same methodology and the same median employee in our pay ratio calculation as we used in last year’s proxy statement. This methodology and assumptions are set out below.
To identify the median of annual total 2022 compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and material assumptions, adjustments and estimates that we used were as follows:
1.We determined that as of December 31, 2021, our employee population consisted of 4,455 individuals working at our company and its consolidated subsidiaries (“Employee Population”). For purposes of this pay ratio disclosure, we excluded from the Employee Population 63 employees who joined us in connection with several acquisitions closed in 2021, as permitted by the SEC rules, namely Baron Industries (35 employees), Grindaix-GmbH (12 employees), a purchase of certain assets including hydraulic fluids, coolants, cleaners, and rust preventative oils within Turkey (14 employees), and the assets related to a tin-plating solutions business for the steel end market (2 employees).
2.Our Employee Population, after the further adjustments permitted by SEC rules (as described below), consisted of 4,232 employees. In establishing the relevant portion of our Employee Population, as permitted by the SEC rules, we excluded 5% of our total employees who are non-U.S. employees, including all of our employees in Argentina, Ireland, Malaysia, Poland, and Portugal, which together represent 223 employees, or 5%, of our Employee Population (29 in Argentina, 4 in Ireland, 4 in Malaysia, 176 in Poland, and 10 in Portugal). Of the remaining employees, 1,040 are located in the U.S. and 3,192 are located outside the U.S. We also excluded the CEO from the Employee Population.
3.For each of the 4,232 employees, we used their 2021 base salary to determine the median employee group. Because the commissions and bonuses for 2021 for each employee had not yet been determined, our calculation of employee bonuses was based on bonus and commission information for 2020. In determining the median employee group, all non-U.S. currencies were converted to U.S. Dollars at the exchange rate applicable on December 31, 2021. Based on this information, the median group of employees was determined.
4.After determining the median group of employees, the compensation of these employees was calculated using actual 2021 compensation data from the Company, in line with the requirements of Regulation S-K for each median group employee. After calculating actual 2021 compensation data for the median group, we selected the median employee who is a chemical operator based in the Americas and had a total annual compensation of $41,600 in 2021. In 2022, this median employee’s total annual compensation was $33,884.
5.With respect to the annual total compensation of our CEO, we used the amount in the “total” column (column (i)) of our 2022 Summary Compensation Table included in this proxy statement.

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PAY VERSUS PERFORMANCE DISCLOSURE

Pay versus Performance Disclosure
As required by Item 402(v) of Regulation S-K, we are providing the following information on the relationship between Compensation Actually Paid (“CAP”) and the Company’s performance for our Named Executive Officers (“NEOs”), including the Principal Executive Officer (“PEO”). The definition of CAP is mandated by the SEC and is not used by the Compensation and Human Resources Committee in its pay-for-performance assessments. See the “Compensation Discussion and Analysis” section for a discussion of the Company’s compensation philosophy, practices and programs.

Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (1) (2) (5)	Summary Compensation Table Total for former PEO(1)	Compensation Actually Paid to former PEO (1)(2)(5)	Average Summary Compensation Table Total for Non-PEO NEOs (3)	Average Compensation Actually Paid to Non-PEO NEOs(3) (4) (5)	Value of Initial Fixed $100 Investment Based on		Net (loss) /Income (in thousands)	Adjusted EBITDA (7) (in thousands)
							Total Shareholder Return (6)	Peer Group Total Shareholder Return (6)
2022	$3,555,003	$2,731,927			$1,427,714	$1,059,279	$104.15	$123.28	$(15,842)	$257,150
2021	$2,456,970	$1,423,691	$4,400,422	$2,648,915	$935,317	$613,817	$142.48	$141.80	$121,431	$274,109
2020			$7,045,414	$10,839,520	$1,244,976	$1,837,408	$155.41	$113.66	$39,787	$221,974
(1) The Principal Executive Officer and the former Principal Executive Officer reflected in the above table are Mr. Tometich and Mr. Barry respectively. Mr. Barry served as CEO through November 30, 2021 and Mr. Tometich became CEO on December 1, 2021.
(2) To calculate Compensation Actually Paid (“CAP”), the following amounts were deducted from and added to Summary Compensation Table total compensation
Current PEO

Year	Summary Compensation Table Total for Mr. Tometich	Pension Adjustment	Equity Adjustment	Compensation Actually Paid to Current PEO Total
2022	$3,555,003	$—	$(823,076)	$2,731,927
2021	$2,456,970	$—	$(1,033,279)	$1,423,691

Year	Fair Value of Current Equity Awards at Year End	Change in Fair Value of Prior Year Awards Unvested at Year End	Fair Value of Equity Awards Granted and Vested during the Year	Change in Fair Value of Prior Year Awards that Vested during the Year	Fair Value of Prior Year Awards Forfeited during the Year	Dividends	Less SCT Stock Awards and Option Awards	Equity Value included in CAP
2022	$1,277,642	$(56,980)	$—	$(346,885)	$—	$—	$(1,696,853)	$(823,076)
2021	$972,153	$—	$—	$—	$—	$—	$(2,005,432)	$(1,033,279)
Former PEO

Year	Summary Compensation Table Total for Mr. Barry	Pension Adjustment	Equity Adjustment	Compensation Actually Paid to Former PEO Total
2021	$4,400,422	$3,959	$(1,755,466)	$2,648,915
2020	$7,045,414	$(1,218,878)	$5,012,984	$10,839,520

Year	Service Cost	Prior Service Cost for Plan Amendments	Less Actuarial Present Value under Defined Benefit and Pension Plans	Adjustment to SCT for Pension Plans
2021	$40,959	$—	$(37,000)	$3,959
2020	$114,459	$—	$(1,333,337)	$(1,218,878)

Year	Fair Value of Current Equity Awards at Year End	Change in Fair Value of Prior Year Awards Unvested at Year End	Fair Value of Equity Awards Granted and Vested during the Year	Change in Fair Value of Prior Year Awards that Vested during the Year	Fair Value of Prior Year Awards Forfeited during the Year	Dividends	Less SCT Stock Awards and Option Awards	Equity Value included in CAP
2021	$1,986,178	$(2,096,930)	$—	$807,578	$—	$—	$(2,452,292)	$(1,755,466)
2020	$6,342,583	$1,508,472	$—	$(270,110)	$—	$—	$(2,567,961)	$5,012,984

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PAY VERSUS PERFORMANCE DISCLOSURE

(3) The non-PEO named executive officers reflected in the above table consist of Messrs. Hostetter, Berquist, Bijlani and Ms. Leneis for 2022; Ms. Hall and Messrs. Hostetter, Berquist, Bijlani and Platzer for 2021; and Ms. Hall and Messrs. Berquist, Bijlani and Platzer for 2020.
(4) To calculate average Compensation Actually Paid (“CAP”) for the other NEOs, the following amounts were deducted from and added to average Summary Compensation Table total compensation:
Other NEOs

Year	Summary Compensation Table Total for Other NEOs	Pension Adjustment	Equity Adjustment	Compensation Actually Paid to Other NEOs Total
2022	$1,427,714	$—	$(368,435)	$1,059,279
2021	$935,317	$—	$(321,500)	$613,817
2020	$1,244,976	$(125,415)	$717,847	$1,837,408

Year	Service Cost	Prior Service Cost for Plan Amendments	Less Actuarial Present Value under Defined Benefit and Pension Plans	Adjustment to SCT for Pension Plans
2022	$—	$—	$—	$—
2021	$—	$—	$—	$—
2020	$30,322	$—	$(155,737)	$(125,415)

Year	Fair Value of Current Equity Awards at Year End	Change in Fair Value of Prior Year Awards Unvested at Year End	Fair Value of Equity Awards Granted and Vested during the Year	Change in Fair Value of Prior Year Awards that Vested during the Year	Fair Value of Prior Year Awards Forfeited during the Year	Dividends	Less SCT Stock Awards and Option Awards	Equity Value included in CAP
2022	$769,667	$(231,544)	$—	$(146,463)	$—	$—	$(760,095)	$(368,435)
2021	$262,702	$(206,627)	$561	$67,796	$(87,326)	$—	$(358,606)	$(321,500)
2020	$739,491	$310,580	$—	$(32,838)	$—	$—	$(299,386)	$717,847
(5) In calculating CAP, the Company determined the fair value of outstanding and vested equity awards in the applicable fiscal year in accordance with the SEC rules for CAP and computed in a manner consistent with the fair valuation methodology used to account for share-based payments for financial reporting purposes consistent with U.S. generally accepted accounting principles. For restricted stock, CAP values are based on closing share price at year end (or the price on vesting date for vested awards and forfeiture date for forfeited awards). For performance share units, the CAP values are estimated using a Monte Carlo simulation as of the year-end date, incorporating estimates as to probable outcome of performance conditions as of the end of the performance period. For options, the valuations of outstanding awards as of year-end are based on a Black-Scholes option pricing model that incorporate a range of assumptions for inputs to determine the fair value for CAP purposes. For vested options, the fair value on the date of vesting represents the intrinsic value, which is calculated as the difference between the market price and the option exercise price. For more information about the Company’s share-based accounting, see Note 8 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, provided with this proxy statement.
(6) Total Shareholder Return assumes $100 invested on December 31, 2019, including reinvestment of dividends. Peer TSR represents the S&P MidCap 400 Index.
(7) The Company Selected Measure is Adjusted EBITDA, which is a non-GAAP financial measure. A full discussion of our use of non-GAAP financial measures to enhance a reader’s understanding of the financial performance of the Company, and a reconciliation of these measures to the GAAP measures can be found on pages 31 to 36 in “Non-GAAP Measures” of Item 7 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, provided with this proxy statement.

2023 Proxy Statement | 53

PAY VERSUS PERFORMANCE DISCLOSURE

Tabular List of Performance Measures
The four items listed below represent the most important financial measures we used to link compensation actually paid to our NEOs to Company performance FY2022. Definitions of these measures and further details on how they feature in our compensation programs are described in our Compensation Discussion and Analysis (CD&A) within the sections titled “Annual Cash Incentive Bonus” and “Long-Term Incentives.”
1.Adjusted EBITDA
2.Relative TSR
3.Regional Profit Before Tax
4.Market Share Gains (Net New Business Rate)
Relationship between Compensation Actually Paid (CAP) and Performance Metrics
CAP versus Adjusted EBITDA
The chart below illustrates the relationship between PEO and other NEOs average CAP to the Company’s adjusted EBITDA.

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PAY VERSUS PERFORMANCE DISCLOSURE

CAP versus TSR
The chart below illustrates the relationship between PEO and other NEOs average CAP to TSR based on the value of an initial investment of $100 invested in the Company’s common stock including reinvestment of dividends.

2023 Proxy Statement | 55

PAY VERSUS PERFORMANCE DISCLOSURE

TSR: Company versus Peer Group
The following graph compares the cumulative total return (assuming reinvestment of dividends) from December 31, 2019 to December 31, 2022 for Quaker Houghton’s common stock and the S&P MidCap 400 Index assuming the investment of $100 on December 31, 2019 in each of Quaker Houghton’s common stock and the stocks comprising the S&P MidCap 400 Index. As supplemental information, we have also presented the cumulative total return of an assumed investment in companies comprising the S&P 400 Materials Group Index.

	12/31/2019	12/31/2020	12/31/2021	12/31/2022
Quaker Chemical Corporation	$100.00	$155.41	$142.48	$104.15
S&P MidCap 400 Index	100.00	113.66	141.80	123.28
S&P 400 Materials Group Index	100.00	110.65	146.31	142.32

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PAY VERSUS PERFORMANCE DISCLOSURE

CAP versus Net Income
The chart below illustrates the relationship between PEO and other NEOs average CAP to the Company’s net income.

2023 Proxy Statement | 57

PROPOSAL 4

Proposal 4 – Approval of the 2023 Director Stock Ownership Plan
Background
The 2023 Director Stock Ownership Plan (the “Plan”) was adopted by our Board on February 22, 2022, subject to approval by our shareholders at the annual meeting. The Plan authorizes the issuance of up to 75,000 shares of Quaker Houghton common stock in accordance with the terms of the Plan in payment of all or a portion of the annual cash retainer payable to our non-employee directors (“Eligible Directors”) in 2023 and subsequent years during the term of the Plan. The Plan was adopted to replace the 2013 Director Stock Ownership Plan that expires in 2023. After approval by the shareholders of the Plan, no new shares will be issued under the 2013 Director Stock Ownership Plan.
The purpose of the Plan is to encourage the non-employee directors of Quaker Houghton to increase their individual investment in Quaker Houghton common stock and thereby align their interests more closely with the interests of other shareholders.
Description of the Plan
A copy of the Plan is included in this proxy statement as Appendix A.
Plan Administration
The Board has appointed the Governance Committee of the Board, whose members are each an Eligible Director (the “Committee”), to administer the Plan. The current members are Mark A. Douglas (Chair), Charlotte C. Decker, Sanjay Hinduja, Robert H. Rock and Fay West.
Effective Date and Duration
The Plan will not become effective unless it is approved by our shareholders at the 2023 Annual Meeting or at an adjournment of this meeting. If the Plan is approved by our shareholders at the 2023 Annual Meeting or at an adjournment of this meeting, it will become effective on the date it is so approved and will remain in effect for a term of ten years or until it is earlier terminated by the Board.
Common Stock Subject to the Plan
The maximum number of shares of Quaker Houghton common stock that may be issued under the Plan is 75,000, subject to adjustment in the event of any recapitalization, reorganization, merger, consolidation, spin-off, combination, share exchange, stock split or reverse split, liquidation, dissolution or other similar corporate transaction or event that affects Quaker Houghton common stock such that the Committee determines that an adjournment is appropriate in order to prevent the dilution or enlargement of the rights of Eligible Directors under the Plan (each, an “adjustment event”). The shares we issue under the Plan may be either authorized and unissued shares of Quaker Houghton common stock or authorized and issued shares of Quaker Houghton common stock we have previously purchased or acquired for any purpose.
Payment of the Annual Cash Retainer
The Company pays each Eligible Director an annual fee for the director’s service as a member of the Board (the “Annual Cash Retainer”). Our non-management directors will be paid an Annual Cash Retainer of $80,000 in 2023. The Plan, which specifies the terms on which Quaker Houghton common stock may be used to pay all or a portion of the Annual Cash Retainer paid to Eligible Directors during the term of the Plan, will not limit the ability of the Board or a committee of the Board to increase or decrease the annual cash or equity retainer from time to time during the term of the Plan. The Annual Cash Retainer is in addition to a restricted stock grant vesting on the anniversary of the grant (equal to $130,000 in 2023), and does not include fees paid to Eligible Directors for their services as a committee chairperson, as a lead director, or as a non-management executive chairperson or committees of the Board. Under the terms of the Plan, the Annual Cash Retainer will be payable on June 1 of each calendar year during the term of the Plan, or if June 1 of any year is not a day on which the New York Stock Exchange is open for trading, then on the first day thereafter on which there is such trading (each a “Retainer Payment Date”).

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PROPOSAL 4

Under the terms of the Plan, if on May 1 of the applicable calendar year an Eligible Director is the “Beneficial Owner” of Quaker Houghton common stock having a then-current market value that is less than the Threshold Amount, as defined below, 75% of the Annual Cash Retainer payable to that Eligible Director in that year will be paid in shares of Quaker Houghton common stock and the remaining 25% of the Annual Cash Retainer will be paid in cash, unless the Eligible Director elects to receive a greater percentage of Quaker Houghton common stock (up to 100%) of the Annual Cash Retainer for the applicable year. The “Threshold Amount” means the quotient obtained by dividing (i) 500% of the annual cash retainer for the applicable calendar year by (ii) the average of the closing price of a share of Quaker Houghton common stock as reported by the composite tape of the New York Stock Exchange for the previous calendar year.
For purposes of the Plan, the term “Beneficial Owner” has the meaning set forth in Rule 16a-1(a)(2) of the General Rules and Regulations under the Securities Exchange Act of 1934 or any successor Rule, except that an Eligible Director will not be deemed to be the Beneficial Owner of any Quaker Houghton common stock they have the right to acquire through the exercise or conversion of a stock option, a warrant or a similar right, whether or not the option, warrant or other right is presently exercisable.
Under the Plan, shares of Quaker Houghton common stock issued in payment of an Annual Cash Retainer will be valued at “Fair Market Value” on the Retainer Payment Date. For this purpose, the “Fair Market Value” means an amount equal to the average of the closing prices per share of Quaker Houghton common stock as reported by the composite tape of the New York Stock Exchange for the two trading days immediately preceding the applicable Retainer Payment Date.
No fractional shares of Quaker Houghton common stock will be issued under the Plan.
Discretionary Election
If on May 1 of the applicable calendar year an Eligible Director is the Beneficial Owner of Quaker Houghton common stock with a market value equal to or greater than the Threshold Amount, the Eligible Director may, in the director’s discretion, within the 10-day period from May 1 and ending May 10 of the applicable year, irrevocably elect to receive common stock in payment of a percentage (up to 100%) of the Annual Cash Retainer for the applicable year. This will be binding only with respect to the Annual Cash Retainer payable in the year in which the discretionary election is made, and not in any subsequent year.
Suspension, Termination and Amendment of the Plan
The Plan may be suspended, terminated or reinstated, in whole or in part, at any time by the Board. The Board may, from time to time, amend the Plan as it may deem advisable, provided, however, that:
•no such amendment may be effected between May 1 of any year and the next succeeding Retainer Payment Date, and
•without the approval of the Company’s shareholders, the Plan may not be amended to
◦increase the total number of shares of Quaker Houghton common stock which may be issued under the Plan (other than by adjustment upon the occurrence of an “adjustment event” as described under “Adjustment Provisions,” below),
◦change the type of awards available under the Plan,
◦expand the class of persons eligible to acquire Quaker Houghton common stock under the Plan,
◦extend the term of the Plan,
◦materially change the method of determining the price at which Quaker Houghton common stock is issued under the Plan, or
◦otherwise amend the Plan in a manner that requires approval of the Company’s shareholders under the applicable requirements of any national stock exchange on which Quaker Houghton’s common stock is then listed.
Adjustment Provisions
Upon the occurrence of an adjustment event, the Committee may make an adjustment that increases or decreases the number of shares of Quaker Houghton common stock subject to the Plan, and the number of shares of Quaker Houghton common stock which determines the percentage of the Annual Cash Retainer payable in Quaker Houghton common stock in any year affected by the adjustment event.

2023 Proxy Statement | 59

PROPOSAL 4

Transfer Restriction
The shares of Quaker Houghton common stock acquired by an Eligible Director pursuant to the Plan may not be sold or otherwise disposed of during the six-month period commencing on the Retainer Payment Date applicable to the shares.
Certain Federal Income Tax Consequences
For Federal Income Tax purposes, each Eligible Director is required to include the annual retainer (regardless of whether paid in cash or in Quaker Houghton common stock) in their taxable income (as ordinary compensation income) for the year in which the retainer is paid. The fair market value of the Quaker Houghton common stock on the Retainer Payment Date will establish the basis for determining capital gains or losses on a subsequent sale of the shares, and the holding period for purposes of determining the long or short-term character of a capital gain will begin on the Retainer Payment Date.
New Plan Benefits
The Committee has not granted any awards under the Plan. The amounts administered and awarded under the Plan are dependent on the elections made by each director, consistent with the terms and limitations of the Plan, and as a result, the benefits that will be received by any Eligible Director under the Plan are not currently determinable. For information on the awards made in 2022 to our Eligible Directors, please refer to the “Director Compensation” section in this proxy statement.
Vote Required for Approval of the Plan
Approval of the Plan by shareholders requires that the number of votes “FOR” approval of the Plan exceed the number of votes “AGAINST” approval of the Plan. Abstentions and broker non-votes will not be counted as votes cast. If the Plan is not approved by shareholders, the Plan will become null and void and no shares will be issued pursuant to the Plan.
The Board of Directors recommends that you vote “FOR” the approval of the 2023 Director Stock Ownership Plan.

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DIRECTOR COMPENSATION

Director Compensation
The Governance Committee is charged with reviewing and making recommendations to the Board of Directors with respect to director compensation. The Company uses a combination of cash and stock-based compensation to attract and retain candidates on the Board. Director compensation is targeted at the median of the relevant comparison groups (discussed below) consistent with the positioning of executive officer compensation. In the past, in making this determination, the Governance Committee used certain industry-wide data obtained by Quaker Houghton’s management to set compensation.
For the 2022-2023 Board year, each non-management director received an annual cash retainer of $78,000 and a time-based restricted stock award equal to $110,000 in accordance with the Company’s LTIP, issued in June 2022, which vests in a single installment a year from the date of issuance assuming continued Board membership. In addition, each non-management director received an annual fee related to their specific committee membership as follows: Audit Committee, $9,000; Compensation and Human Resources Committee, $5,000; Governance Committee, $5,000, and Sustainability Committee, $5,000, and the chairperson of each Board committee received the following additional compensation: Audit Committee, $20,000; Compensation and Human Resources Committee, $15,000; Governance Committee, $12,500; and Sustainability Committee, $12,500. The Lead Director received an additional annual retainer of $20,000 and the non-executive Chair received an additional retainer of $100,000, which is paid in monthly installments.
After reviewing comparative market data received from WTW, the Company’s Board, based on the Governance Committee’s recommendation, approved certain adjustments to director compensation on February 22, 2023. Effective with the 2023-2024 Board year, each non-management director will receive an annual cash retainer of $80,000 and a time-based restricted stock award equal to $130,000, issued in June 2023, which will vest in a single installment a year from the date of issuance assuming continued Board membership. The Board also decided, given current trends for director compensation, to increase the annual Audit Committee member fee to $10,000. All other components of director compensation remain unchanged.
The 2013 Director Stock Ownership Plan was adopted by the Board of Directors of the Company on March 6, 2013 and approved by the shareholders at the 2013 annual meeting. Presently, under the terms of the 2013 Director Stock Ownership Plan, each independent director is required to beneficially own on May 1 of the applicable calendar year shares of Quaker Houghton common stock equal to the Threshold Amount, which is defined as the quotient obtained by dividing (i) 400% of the annual retainer for the applicable calendar year by (ii) the average of the closing price of a share of Quaker Houghton common stock for the previous calendar year. If an independent director’s share ownership falls below the Threshold Amount, 75% of the annual cash retainer payable will be paid in shares of Quaker Houghton common stock and the remaining 25% of the annual cash retainer will be paid in cash, unless the director elects to receive a greater percentage of Quaker Houghton common stock (up to 100%). If a director’s share ownership meets or exceeds the Threshold Amount, the director may elect to receive common stock in payment of a percentage (up to 100%) of the annual cash retainer for the applicable year. If Proposal 4 is approved at the 2023 Annual Meeting of Shareholders, the 2023 Director Stock Ownership Plan will replace the 2013 Director Stock Ownership Plan, as amended, which terminates in 2023. For discussion of the 2023 Director Stock Ownership Plan, see Proposal 4 “Approval of the 2023 Director Stock Ownership Plan” in this proxy statement.

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DIRECTOR COMPENSATION

Director Compensation

Name(1)(a)	Fees Earned or Paid in Cash(2) ($)(b)	Stock Awards(3) ($)(c)	Option Awards ($)(d)	Non-Equity Incentive Plan Compensation ($)(e)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(f)	All Other Compensation(4) ($)(g)	Total ($)(h)
Michael F. Barry	183,000	109,979	—	—	—	753	293,732
Donald R. Caldwell	112,000	109,979	—	—	—	959	222,938
Charlotte C. Decker	92,000	109,979	—	—	—	959	202,938
Mark A. Douglas	100,500	109,979	—	—	—	959	211,438
Jeffry D. Frisby	100,500	109,979	—	—	—	959	211,438
Sanjay Hinduja	83,000	109,979	—	—	—	959	193,938
William H. Osborne	92,000	109,979	—	—	—	959	202,938
Robert H. Rock	103,000	109,979	—	—	—	959	213,938
Ramaswami Seshasayee	92,000	109,979	—	—	—	959	202,938
Michael J. Shannon	83,000	109,979	—	—	—	959	193,938
Fay West	112,000	109,979	—	—	—	959	222,938
(1)Mr. Tometich receives no compensation for his service as a director.
(2)Under the terms of the Company’s 2013 Director Stock Ownership Plan, only Mr. Caldwell was paid a portion of his retainer for the 2022-2023 Board year in shares of the Company’s common stock in lieu of cash, valued at $155.75 per share on June 1, 2022 (the Retainer Payment Date). Mr. Caldwell received 250 shares in lieu of $38,938.
(3)The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for outstanding equity awards under the Company’s LTIP.
(4)The amounts in this column for each director include dividends paid on unvested time-based restricted stock awards. Mr. Barry received a lower dividend payment in 2022 than the other directors because he was issued a prorated retainer in January 2022 that vested in May 2022.

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COMPENSATION POLICIES AND PRACTICES

Compensation Policies and Practices – Risk Assessment
Our Compensation and Human Resources Committee has assessed our employee compensation policies and practices and determined that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, the Committee considered all components of our compensation program and assessed any associated risks. They also considered the various strategies and measures employed by the Company that mitigate such risks, including: (i) the overall balance achieved through our use of a mix of cash and equity, annual and long-term incentives and time-and performance-based compensation; (ii) our use of multi-year vesting periods for equity grants; (iii) limits on the maximum goal achievement levels and overall payout amounts under the short-term and long-term awards; (iv) the Company’s adoption of, and adherence to, various compliance programs, including our Code of Conduct, clawback/recoupment provisions in our AIP and LTIP Plans, legal and statutory requirements, a contract review and approval process and signature authority policy, and a system of internal controls and procedures; (v) the use of Relative TSR as a performance metric; and (vi) the oversight exercised by the Committee over the performance metrics and results under the short term and the long term incentive plans. In addition, our compensation programs are reviewed with Willis Towers Watson on an annual basis to ensure plans do not create incentives that would put the Company at excessive risk. Based on the assessment described above, the Compensation and Human Resources Committee concluded that any risks associated with our compensation policies and practices were not reasonably likely to have a material adverse effect on the Company’s business or operations.

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STOCK OWNERSHIP

Stock Ownership of Certain Beneficial Owners and Management
Certain Beneficial Owners
The following table shows how much of Quaker Houghton’s common stock is beneficially owned by each person known to us to be the beneficial owner of more than five percent (5%) of Quaker Houghton’s common stock as of December 31, 2022. Each beneficial owner has sole voting and sole dispositive power for the shares listed, except as noted.

Name and Address	Number of Shares Beneficially Owned	Approximate Percent of Class
Gulf Hungary Holding Korlátolt Felelősségű Társaság and QH Hungary Holdings Limited(1) BAH Center 2 Furj Street 1124 Budapest, Hungary	4,029,563	22.4
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	2,190,295	12.2
The Vanguard Group(3) 100 Vanguard Boulevard Malvern, PA 19355	1,578,207	8.80
T. Rowe Price Investment Management, Inc.(4) 100 E. Pratt Street Baltimore, MD 21202	1,347,229	7.5
Durable Capital Partners LP(5) 4747 Bethesda Avenue, Suite 100 Bethesda, MD 20814	1,288,333	7.2
(1)The number of shares beneficially owned and number of votes are based on the Schedule 13D/A filed with the SEC on March 8, 2023 by Gulf Hungary Holding Korlátolt Felelősségű Társaság (“Gulf Hungary”) and its wholly-owned subsidiary QH Hungary Holdings Limited (“QH Hungary”), as well as the Company’s records subsequent to that date. Of the 4,029,563 shares reflected, 37,186 shares are beneficially owned by Gulf Hungary, 3,992,377 shares are beneficially owned by QH Hungary of which 3,000,765 shares are pledged to and registered in the name of Citigroup Global Markets, Inc., as custodian for the benefit of QH Hungary, 783,674 shares are pledged to Citibank N.A. and held at Citigroup Global Markets Inc., 207,938 shares are pledged to Royal Bank of Canada and held at RBC Capital Markets LLC, and the 37,186 shares are currently held in the name of Citibank N.A. pursuant to an escrow agreement in order to secure Gulf Hungary’s indemnification obligations under the share purchase agreement entered into in connection with the Combination. Gulf Hungary has the sole power to vote or to direct the vote and the sole power to dispose of or to direct the disposition of the 37,186 shares and shared voting and dispositive power with QH Hungary over the 3,992,377 shares. The approximate percentage of common stock owned by Gulf Hungary is based on information available to the Company as of the record date.
(2)As reported in Schedule 13G/A filed on January 23, 2023 by BlackRock, Inc. with the SEC. BlackRock, Inc. has the sole power to vote or to direct to vote of 2,159,454 shares and the sole power to dispose of or to direct the disposition of 2,190,295 shares. The shares are held in various BlackRock, Inc. subsidiaries, including BlackRock Advisors, LLC; Aperio Group, LLC; BlackRock (Netherlands) B.V.; BlackRock Fund Advisors; BlackRock Institutional Trust Company, National Association; BlackRock Asset Management Ireland Limited; BlackRock Financial Management, Inc.; BlackRock Japan Co., Ltd.; BlackRock Asset Management Schweiz AG; BlackRock Investment Management, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock (Luxembourg) S.A.; BlackRock Investment Management (Australia) Limited; and BlackRock Fund Managers Ltd. Of these subsidiaries, only BlackRock Fund Advisors individually owns 5% or more of the outstanding shares.

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STOCK OWNERSHIP

(3)As reported in Schedule 13G/A filed on February 9, 2023 by The Vanguard Group with the SEC. The Vanguard Group has the sole power to vote or direct to vote zero shares, shared voting power to vote or direct to vote 18,140 shares, the sole power to dispose of or to direct the disposition of 1,547,393 shares, and shared power to dispose or to direct the disposition of 30,814 shares.
(4)As reported in Schedule 13G/A filed on February 14, 2023 by T. Rowe Price Associates, Inc. with the SEC. T. Rowe Price has the sole power to vote or direct to vote of 418,076 shares and the sole power to dispose or direct the disposition of 1,347,229 shares.
(5)As reported in Schedule 13G filed on February 13, 2023 by Durable Capital Partners LP with the SEC. Durable Capital Partners LP, investment advisor to Durable Capital Master Fund LP has the sole power to vote or direct the vote of 1,288,333 shares and sole power to dispose or direct the disposition of 1,288,333 shares. Mr. Ellenbogen is the chief investment officer of Durable Capital Partners LP, and Durable Capital Partners GP LLC is the general partner of Durable Capital Partners LP. The shares reported as beneficially owned are solely held by Durable Capital Master Fund LP.

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STOCK OWNERSHIP

Management
The following table shows the number of shares of Quaker Houghton’s common stock beneficially owned by each of our directors and the Named Executive Officers named in the Summary Compensation Table in this proxy statement and by all of our directors and executive officers as a group. The information in the table is as of March 1, 2023. Each director and executive officer has sole voting and sole dispositive power over the common stock listed opposite the individual’s name, unless we have indicated otherwise.

Name	Aggregate Number of Shares Beneficially Owned		Approximate Percent of Class(1)	Number of Votes
Michael F. Barry	109,671	(2)	*	93,518
Donald R. Caldwell	7,080		*	7,080
Charlotte C. Decker	2,298		*	2,298
Mark A. Douglas	2,899		*	2,899
Jeffry D. Frisby	8,172		*	8,172
Sanjay Hinduja(3)	2,580		*	2,580
William H. Osborne	5,560		*	5,560
Robert H. Rock	3,017		*	3,017
Ramaswami Seshasayee	2,586		*	2,586
Michael J. Shannon	2,059		*	2,059
Andrew E. Tometich	9,040	(2)	*	5,644
Fay West	5,158		*	5,158
Shane W. Hostetter	4,852	(2)	*	3,093
Joseph A. Berquist	15,970	(2)	*	13,159
Jeewat Bijlani	16,133	(2)	*	6,792
Melissa Leneis	9,837	(2)	*	8,427
All directors and officers as a group (22 persons)	232,407	(2)	1.3	186,495	(4)
*Less than 1%.
(1)Based upon 18,005,577 shares outstanding, and includes in the individual’s total all options currently exercisable or exercisable within 60 days of the record date by the named person or the group, as applicable.
(2)Includes the following respective numbers of shares subject to options that are currently exercisable or exercisable within 60 days of the record date: 3,396 shares in the case of Mr. Tometich; 1,759 shares in the case of Mr. Hostetter; 2,811 shares in the case of Mr. Berquist; 9,341 shares in the case of Mr. Bijlani; 1,410 shares in the case of Ms. Leneis; 16,153 in the case of Mr. Barry and 45,912 shares in the case of all directors and officers as a group.
(3)As further described under “Certain Relationships and Related Party Transactions,” Mr. Hinduja is affiliated to Gulf Hungary, which, together with QH Hungary, as described in the “Certain Beneficial Owners” table above, own 22.4% of the Company’s issued and outstanding shares.
(4)Represents 1.3% of all votes entitled to be cast at the meeting, based on information available on March 1, 2023.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Board recognizes that related party transactions may present a heightened risk of conflicts of interest and/or improper valuation or the perception thereof. Nevertheless, the Board also recognizes that there are situations when related party transactions are consistent with the best interests of the Company. Accordingly, the Governance Committee, on the Board’s authority, has adopted a written policy to govern the review and approval of all related party transactions involving the Company.
The policy requires that all related party transactions involving $50,000 or more be reviewed by the Governance Committee. Related parties are defined as any director, nominee for director, senior officer (including all Named Executive Officers), a beneficial owner of more than five percent of the Company’s voting securities and any immediate family member of the foregoing, or an entity owned or controlled by one of the foregoing persons or in which such person has substantial ownership. Prior to entering into a transaction with Quaker Houghton subject to the Governance Committee’s review, the related party must make a written submission to Quaker Houghton’s General Counsel setting forth the facts and circumstances of the proposed transaction, including, among other things, the proposed aggregate value of such transaction, the benefits to Quaker Houghton, and an assessment of whether the proposed transaction is on terms comparable to those available from an unrelated third party. The Governance Committee (or, when urgent action is required, that Committee’s Chair) will evaluate all of the foregoing information to determine whether the transaction is in the best interests of Quaker Houghton and its shareholders, as the Committee (or Chair) determines in good faith.
In 2019, Quaker consummated the Combination. Certain amounts payable to the former shareholders of Houghton, including certain members of Quaker Houghton management (including Mr. Shannon and Mr. Bijlani) continue to be held in escrow to secure certain indemnification rights of Quaker Houghton. Mr. Hinduja, a current director of Quaker Houghton, served as a director of legacy Houghton and he, along with certain members of his family, including his immediate family, beneficially owned approximately 98.7% of Houghton’s outstanding share capital prior to closing the Combination. No amounts were released from this escrow during 2022 but amounts may be released in the future to Quaker Houghton or such former shareholders as the remaining indemnification matters are resolved.
Quaker Houghton sells various metalworking and other products to The Boeing Company (“Boeing”), the world’s largest aerospace company and leading manufacturer of commercial jetliners and defense, space and security systems. Mr. Osborne was the Senior Vice President, Operations and Total Quality for Boeing Defense, Space and Security until October 7, 2022. The annual sales by Quaker Houghton to Boeing in 2022 was approximately $1,858,450 and such sales are continuing in 2023. The transactions are sales to Boeing of various metal working products and certain greases and are all under arms-length arrangements. Mr. Osborne was not involved in the transactions in any way and did not receive a commission or any other payment in connection with Quaker Houghton’s sales to Boeing.
In addition, Quaker Houghton purchases certain products from Hexion Inc. Hexion Inc. manufactures and sells a broad range of thermoset technologies, in a range of applications and industries. Mr. Shannon was on the Board of Directors of Hexion until March of 2022. The annual purchases by Quaker Houghton from Hexion in 2022 were approximately $779,885 and such purchases are continuing in 2023. The transactions are all under arms-length arrangements and Mr. Shannon was not involved in the transactions in any way.

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PROPOSAL 5

Proposal 5 – Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee’s appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2023 is being submitted to our shareholders for ratification. PwC has been our independent registered public accounting firm since at least 1972. There is no requirement that the selection of PwC be submitted to our shareholders for ratification or approval. The Audit Committee and the Board, however, believe that Quaker Houghton’s shareholders should be given an opportunity to express their views on the selection. If the shareholders fail to ratify the appointment of PwC, the Audit Committee will reconsider whether to retain the firm. Regardless of whether the shareholders ratify the appointment of PwC at the annual meeting, the Audit Committee, in its discretion, may retain PwC or select a different registered public accounting firm at any time if it determines that doing so would be in the Company’s best interests and those of our shareholders.
We anticipate that representatives of PwC will be present at the meeting and, if present, we will give them the opportunity to make a statement if they desire to do so. We also anticipate that the representatives will be available to respond to appropriate questions from shareholders.
Audit Fees
Audit fees charged to us by PwC for audit services rendered during the years ended December 31, 2021 and 2022 for the integrated audit of our financial statements and our internal controls over financial reporting included in our Annual Report on Form 10-K, the review of the financial statements included in our quarterly reports on Form 10-Q, and foreign statutory audit requirements totaled $5,983,000 and $5,233,051, respectively.
Audit-Related Fees
Audit-related fees charged to us by PwC for audit-related services rendered, primarily related to foreign statutory audit-related assistance, certifications and other audit-related services, during the years ended December 31, 2021 and 2022 totaled $103,128 and $171,245, respectively.
Tax Fees
Tax fees charged to us by PwC for tax services rendered, primarily related to tax compliance, during the years ended December 31, 2021 and 2022, totaled $1,207,945 and $743,291, respectively.
All Other Fees
The fees billed to us by PwC for all other services rendered, primarily related to accounting research and disclosure software purchased by the Company from PricewaterhouseCoopers LLP, during the years ended December 31, 2021 and 2022, totaled $5,847 and $5,900, respectively.
Pre-Approval Policy
The Audit Committee has a policy governing the pre-approval of services provided by Quaker Houghton’s independent registered public accounting firm. The policy generally permits certain pre-approved services, but requires specific Audit Committee pre-approval for any pre-approved services that exceed the pre-approved fee levels and for services not otherwise generally pre-approved. The policy expressly prohibits non-audit services for which engagement is not permitted by applicable law and regulations, including internal audit outsourcing and “expert services” unrelated to the audit. A list of prohibited and permitted services is set forth in the policy. Permitted services under the policy include audit and audit-related services, tax services and certain other non-audit services that the Audit Committee determines would not impair the independence of the independent auditor. Audit and audit-related services include, among other things, internal control review, services related to securities filings, accounting and financial reporting consultations, statutory audits, acquisition and divestiture-related due diligence and benefit plan audits.
Internal control-related consulting is limited to assessing and recommending improvements to Quaker Houghton’s internal control structure, procedures or policies. Tax-related services are limited to tax compliance and planning. All services provided by Quaker Houghton’s independent registered public accounting firm must be pre-approved by the Audit Committee though the committee’s authority may be delegated to one or more of its members.

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PROPOSAL 5

All of the fees paid to PwC during the years ended December 31, 2021 and 2022, were pre-approved by the Audit Committee in accordance with its pre-approval policy.
The Board of Directors recommends that you vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2023.

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REPORT OF THE AUDIT COMMITTEE

Report of the Audit Committee
The Audit Committee of Quaker Houghton’s Board of Directors oversees Quaker Houghton’s financial reporting process on behalf of the Board of Directors and acts pursuant to the Audit Committee Charter, which is available at
https://www.quakerhoughton.com by accessing the Investors/Corporate Governance section of our website. The Board of Directors has affirmatively determined that each member of the Audit Committee qualifies as an “independent” director under the current listing standards of the NYSE and Quaker Houghton’s Corporate Governance Guidelines.
As stated in its charter, the Audit Committee’s job is one of oversight. It is not the duty of the Audit Committee to prepare Quaker Houghton’s financial statements or plan or conduct audits to determine that Quaker Houghton’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles or that Quaker Houghton’s internal controls over financial reporting are adequate. Financial management (including the internal auditing function) of Quaker Houghton is responsible for preparing the financial statements and maintaining internal controls and the independent registered public accounting firm is responsible for the audit of the annual financial statements and the internal controls and rendering an opinion as to the foregoing. In carrying out its oversight responsibilities, the Audit Committee is not providing any special assurance as to Quaker Houghton’s financial statements or internal controls or any professional certification as to the outside auditor’s work.
The Audit Committee reviewed and discussed with management Quaker Houghton’s audited financial statements for the year ended December 31, 2022. The Audit Committee has also discussed with PricewaterhouseCoopers LLP, Quaker Houghton’s independent registered public accounting firm, the matters required by the Public Company Accounting Oversight Board and the SEC, which includes, among other items, matters related to the conduct of the audit of Quaker Houghton’s financial statements. The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning its independence from Quaker Houghton and its related entities and has discussed with PricewaterhouseCoopers LLP its independence from Quaker Houghton and its related entities.
Based on the review and discussions referred to above, the Audit Committee recommended to Quaker Houghton’s Board of Directors that Quaker Houghton’s audited financial statements be included in Quaker Houghton’s Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.

Audit Committee

Fay West, Chair
Donald R. Caldwell
Charlotte C. Decker
William H. Osborne
Ramaswami Seshasayee

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GENERAL

General
Availability of Form 10-K and Annual Report to Shareholders
Additional copies of our Form 10-K and Annual Report to Shareholders are available without charge to shareholders upon written request to: Quaker Houghton, 901 E. Hector Street, Conshohocken, Pennsylvania 19428, Attention: Victoria K. Gehris, Assistant Secretary. We will also provide copies of the same material to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record.
Shareholder Proposals
Shareholders interested in submitting a proposal for inclusion in our proxy statement for next year’s annual meeting must do so in compliance with applicable SEC rules and regulations. Under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, adopted by the SEC, to be considered for inclusion in our proxy materials for our 2024 annual meeting, a shareholder proposal must be received in writing by our Corporate Secretary at our principal office at 901 E. Hector Street, Conshohocken, Pennsylvania 19428 no later than December 2, 2023. If the date of our 2024 annual meeting is moved more than 30 days before or after the anniversary date of this year’s meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials next year. Any such proposals will also need to comply with the various provisions of Rule 14a-8, which governs the basis on which such shareholder proposals can be included or excluded from company-sponsored proxy materials.
If a shareholder desires to submit a proposal for consideration at the 2024 annual meeting, but not have the proposal included with our proxy solicitation materials relating to the 2024 annual meeting, the shareholder must comply with the procedures set forth in Section 2.12 of our By-Laws. This means that the written proposal must be received by our Corporate Secretary at our principal office on or before February 10, 2024 but no earlier than January 11, 2024 (except that if the date of the 2024 annual meeting of shareholders is more than 30 days before or more than 60 days after the anniversary date of the 2023 annual meeting, this notice must be received no earlier than the close of business on the 120th day before the date of the 2024 annual meeting and not later than the close of business on the later of the 90th day before the date of the 2024 annual meeting or, if the first public announcement of the date of the 2023 annual meeting is less than 100 days before the date of the meeting, by the 10th day after the public announcement). The notice to our Corporate Secretary must contain or be accompanied by the information required by Sections 2.12 and 2.13 of our By-Laws including, among other things: (i) the name and record address of the shareholder making the proposal and the beneficial owner, if any, on whose behalf the proposal is made; (ii) the class and number of shares of our stock which are directly or indirectly owned beneficially and/or of record by the shareholder making the proposal and the beneficial owner, if any, on whose behalf the proposal is made; (iii) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of the shareholder making the proposal and the beneficial owner, if any, on whose behalf the proposal is made, in such business; (iv) a description of any agreements, arrangements, proxies and understandings between such shareholder and beneficial owner, if any, and any other person or persons (including their names) related to the proposal; and (v) a description of any hedging or other transaction that has been entered into by or on behalf of, or any other agreement or understanding (including, without limitation, any put, short position or any borrowing or lending of shares) that has been made, the effect or intent of which is to mitigate loss to or manage risk of share price changes for, or to increase or decrease the voting power of, the shareholder or any shareholder associated person (as defined in the By-Laws) with respect to any share of our stock, as well as certain other information. This list of required information is not exhaustive. A copy of the full text of the relevant By-Law provisions, which includes the complete list of all information that must be submitted to us before a shareholder may submit a proposal at the 2023 annual meeting, may be obtained upon written request directed to our Corporate Secretary at our principal office. A copy of our By-Laws is also posted on the Investors/Corporate Governance section of our website at https://www.quakerhoughton.com. The procedures for shareholders to follow to nominate candidates for election to our Board of Directors are described in the discussion under the heading “Governance Committee Procedures for Selecting Director Nominees” under the Corporate Governance section in this proxy statement. We did not receive any such proposals with respect to the 2023 Annual Meeting.
All proposals should be submitted in writing to: Quaker Houghton, 901 E. Hector Street, Conshohocken, Pennsylvania 19428, Attention: Corporate Secretary.

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GENERAL

A proxy form is enclosed for your use. Please complete, date, sign and return the proxy at your earliest convenience in the enclosed envelope, which requires no postage if mailed in the United States. A prompt return of your proxy will be appreciated.

By Order of the Board of Directors,

Robert T. Traub
Senior Vice President, General Counsel and
Corporate Secretary

Conshohocken, Pennsylvania
March 31, 2023

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APPENDIX A

APPENDIX A - 2023 Director Stock Ownership Plan
QUAKER HOUGHTON
2023 DIRECTOR STOCK OWNERSHIP PLAN
1.PURPOSE OF THE PLAN.
The purpose of the Quaker Houghton 2023 Director Stock Ownership Plan is to encourage Directors of Quaker Chemical Corporation, a Pennsylvania corporation (the “Company,” also known as “Quaker Houghton”), to increase their individual investment in the Company and thereby align their interests more closely with the interests of other shareholders of the Company.
2.DEFINITIONS.
Unless the context clearly indicates otherwise, the following terms when used in the Plan shall have the following meanings:
a.“Annual Cash Retainer” means the portion of the annual retainer that is normally paid in cash to Eligible Directors for service as a member of the Board. Annual Cash Retainer shall not include the portion of the retainer that is paid in equity but for this Plan or for services as a committee chair or for attending meetings of the Board or committees of the Board.
b.“Beneficial Owner” shall have the meaning set forth in Rule 16a-1(a)(2) of the General Rules and Regulations under the Securities Exchange Act of 1934 or any successor Rule, provided, however, that an Eligible Director shall not be deemed to be the Beneficial Owner of any common stock he or she has the right to acquire through the exercise or conversion of “derivative securities” (as defined in Rule 16a-1(c) of the General Rules and Regulations under the Securities Exchange Act of 1934) whether or not presently exercisable.
c.“Board” means the Board of Directors of the Company.
d.“Committee” means the committee appointed by the Board to administer the Plan. Unless otherwise determined by the Board, the Committee shall be the Governance Committee of the Board.
e.“Common Stock” means the Common Stock, $1.00 par value, of the Company.
f.“Discretionary Election” means an election made by an Eligible Director pursuant to Section 7.
g.“Eligible Director” means a member of the Board who is not an employee of the Company or a subsidiary of the Company.
h.“Fair Market Value” of a share of Common Stock means, with respect to a share to be issued in lieu of all or a portion of the Annual Cash Retainer, an amount equal to the average of the closing prices per share of Common Stock as reported by the composite tape of the New York Stock Exchange for the two trading days immediately preceding the Retainer Payment Date for such Annual Cash Retainer.
i.“Measuring Date” means May 1 of the applicable calendar year.
j.“Plan” means the Quaker Houghton 2023 Director Stock Ownership Plan.
k.“Retainer Payment Date” means June 1 of the applicable calendar year, or if June 1 of any year is not a day on which the New York Stock Exchange is open for trading, the first day thereafter on which the New York Stock Exchange is open for trading.
l.“Threshold Amount” means the quotient obtained by dividing (i) 500% of the Annual Cash Retainer for the applicable calendar year, by (ii) the average of the closing prices per share of Common Stock as reported by the composite tape of the New York Stock Exchange for the previous calendar year.
3.PLAN ADMINISTRATION.
The Plan shall be administered by the Committee. The Committee shall have full power, discretion and authority to interpret and administer the Plan consistent with the express provisions of the Plan. The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive.

2023 Proxy Statement | 73

APPENDIX A

4.EFFECTIVE DATE AND DURATION.
The Plan shall not become effective unless it is approved by the Company’s shareholders at the Company’s 2023 annual meeting of its shareholders or at an adjournment of such meeting (the “Meeting”). If the Plan is approved at the Meeting, it shall become effective on the date it is so approved and shall remain in effect for a term of ten years or until it is earlier terminated by the Board.
5.COMMON STOCK SUBJECT TO THE PLAN.
The maximum number of shares of Common Stock which may be issued under the Plan shall be 75,000, subject to adjustment in accordance with Section 9. The shares of Common Stock issued under the Plan may be either authorized and unissued shares of Common Stock and/or authorized and issued shares of Common Stock purchased or acquired by the Company for any purpose.
6.PAYMENT OF ANNUAL CASH RETAINER.
a.The Annual Cash Retainer for a calendar year will be paid on the Retainer Payment Date in the same calendar year.
b.Subject to adjustment in accordance with Section 6(d), if on the Measuring Date immediately preceding the applicable Retainer Payment Date an Eligible Director is the Beneficial Owner of less than the Threshold Amount of shares of Common Stock, 75% of the Annual Cash Retainer otherwise payable to the Eligible Director for such year shall be paid in shares of Common Stock and 25% of the Annual Cash Retainer for such year shall be paid in cash; provided, however, that such Eligible Director may elect, in accordance with the procedures set forth in Section 7, to receive a greater percentage (up to a maximum of 100%) of his or her Annual Cash Retainer in shares of Common Stock.
c.Shares of Common Stock issued in payment of the Annual Cash Retainer shall be valued at Fair Market Value.
d.No fractional shares of Common Stock shall be issued pursuant to the Plan. The number of shares of Common Stock otherwise issuable to an Eligible Director on any Retainer Payment Date, if not a whole number, shall be rounded down to the nearest whole share, and any fractional share otherwise issuable shall be paid in cash on such date.
e.The Plan is not intended, and shall not be deemed, to limit the authority of the Board or any committee of the Board that is so authorized by the Board to increase or decrease the amount of the Annual Cash Retainer from time to time.
7.DISCRETIONARY ELECTION.
Subject to the requirements of Section 6(b), an Eligible Director may, in his or her discretion, within the 10-day period following the Measuring Date for the applicable year (the “Option Period”), irrevocably elect to receive Common Stock in payment of a percentage (up to a maximum of 100%) of the Annual Cash Retainer for the applicable year on the applicable Retainer Payment Date. A Discretionary Election, which shall be made on a form provided to the Eligible Director by the Company for that purpose and be received by the Committee prior to the expiration of the Option Period, shall state the percentage (up to a maximum of 100%) of the Annual Cash Retainer to be paid in Common Stock, and shall be dated and signed by the Eligible Director submitting the same. Any Discretionary Election that is made in accordance with this Section 7 shall be binding only with respect to the Annual Cash Retainer payable in the year in which the Discretionary Election is made, and such Discretionary Election shall not be applicable to the Annual Cash Retainer payable in any subsequent year. If no Discretionary Election is made under this Section 7, the Annual Cash Retainer shall be paid 100% in cash on the applicable Retainer Payment Date in accordance with Section 6, subject to the requirements of Section 6(b).

74 | 2023 Proxy Statement

APPENDIX A

8.SUSPENSION, TERMINATION AND AMENDMENT OF THE PLAN.
The Plan may be suspended, terminated or reinstated, in whole or in part, at any time by the Board. The Board may from time to time make such amendments to the Plan as it may deem advisable, provided, however, that (i) no such amendment shall be effected between a Measuring Date and the next succeeding Retainer Payment Date, and (ii) without the approval of the Company’s shareholders, the Plan may not be amended to (A) increase the total number of shares of Common Stock which may be issued under the Plan (other than by adjustment in accordance with Section 9), (B) change the types of awards available under the Plan, (C) expand the class of persons eligible to acquire shares pursuant to the Plan, (D) extend the term of the Plan, (E) materially change the method of determining the price as to which shares are issued pursuant to the Plan, or (F) otherwise amend the Plan in a manner that requires approval of the Company’s shareholders under the applicable requirements of any national stock exchange on which the Company’s Common Stock is then listed.
9.ADJUSTMENT PROVISIONS.
In the event of any recapitalization, reorganization, merger, consolidation, spin-off, combination, share exchange, stock split or reverse split, liquidation, dissolution, or other similar corporate transaction or event which affects the Common Stock such that the Committee determines that an adjustment is appropriate in order to prevent dilution or enlargement of Eligible Directors’ rights under the Plan, the Committee may make an adjustment in the number of shares of Common Stock subject to the Plan.
10.TRANSFER RESTRICTION.
The shares of Common Stock acquired by an Eligible Director pursuant to the Plan shall not be sold or otherwise disposed of during the six-month period commencing with the Retainer Payment Date applicable to the shares.
11.GENERAL PROVISIONS.
a.Notwithstanding any other provision of the Plan, the Company shall not be required to deliver any shares of Common Stock prior to the fulfillment of all of the following conditions:
i.Any required listing or approval upon notice of issuance of such shares of Common Stock on any securities exchange on which the Common Stock may then be traded.
ii.Any registration or qualification of the shares of Common Stock subject to the Plan under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, if such registration shall be necessary.
iii.Any registration or qualification of the shares of Common Stock under any state or Federal law or regulation or other qualification which the Board deems necessary.
iv.Any other required consent or approval or permit from any state or Federal government agency.
v.The Company shall use reasonable efforts to effect promptly such registrations, listings, qualifications or other approvals and to comply promptly with such laws, regulations and rulings.
b.Nothing contained in the Plan will confer upon any Director any right to continue to serve as a member of the Board. The Plan shall not interfere with or limit in any way the right of the Company to remove an Eligible Director from the Board.
c.The adoption of the Plan by the Board and approval of the Plan by the Company’s shareholders shall not be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements for members of the Board as it may deem desirable.
d.To the extent not preempted by Federal law, the Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.
e.In the event any provision of the Plan or any action taken pursuant to the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included, and the illegal or invalid action shall be deemed null and void.

2023 Proxy Statement | 75

APPENDIX A

f.The issuance of shares of Common Stock under the Plan shall be subject to applicable taxes or other laws or regulations of the United States of America or any state having jurisdiction. To the extent required by applicable law or regulation, an Eligible Director must arrange with the Company for the payment of any Federal, state or local income or other tax applicable to the receipt of Common Stock under the Plan before the Company shall be required to deliver shares to the Eligible Director.
g.Titles and headings of sections of the Plan are for convenience of reference only and shall not affect the construction of any provision of the Plan.

76 | 2023 Proxy Statement

CORPORATE HEADQUARTERS
Quaker Houghton
901 E. Hector Street
Conshohocken, Pennsylvania 19428

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 2022 Annual Report to Shareholders are available at www.proxyvote.com.

D96164-P83958

QUAKER HOUGHTON
Annual Meeting of Shareholders
May 10, 2023 8:00 A.M.
This proxy is solicited by the Board of Directors
The undersigned, revoking all prior proxies, hereby appoints Andrew E. Tometich and Robert T. Traub, and each of them, as proxies of the undersigned, with full power of substitution and authority to act in the absence of the other, to vote all shares of common stock of Quaker Chemical Corporation, doing business as Quaker Houghton (the “Company”), for which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held live via the Internet at www.virtualshareholdermeeting.com/KWR2023 at 8:00 A.M., Eastern Time, on Wednesday, May 10, 2023, and at any adjournment or postponement thereof.
The undersigned also hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, the Proxy Statement with respect to said Meeting, and the Company’s Annual Report on Form 10-K, for the year ended December 31, 2022.
This proxy, when properly executed, will be voted in the manner directed by the undersigned. If no such directions are made, this proxy will be voted “For” the election of the nominees listed in Proposal 1 for the Board of Directors, “For” Proposal 2, 4 and 5 and “For” 3 years on Proposal 3.
Continued and to be signed on reverse side

QUAKER HOUGHTON ATTN: ROBERT T. TRAUB 901 E. HECTOR STREET CONSHOHOCKEN, PA 19428
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 9, 2023 for shares held directly and by 11:59 P.M. Eastern Time on May 7, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/KWR2023
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 9, 2023 for shares held directly and by 11:59 P.M. Eastern Time on May 7, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
For comments and/or address changes, please send them via e-mail to: investor@quakerhoughton.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
					D96163-P83958		KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

QUAKER HOUGHTON
The Board of Directors recommends you vote FOR each director nominee included in Proposal 1:
1.	Election of Directors
	Nominees:		For	Against	Abstain

	1a.	Charlotte C. Decker	o	o	o

	1b.	Ramaswami Seshasayee	o	o	o

	1c.	Andrew E. Tometich	o	o	o

The Board of Directors recommends you vote FOR the following proposals 2, 4 and 5 and “For” 3 years on proposal 3:
			For	Against	Abstain				For	Against	Abstain
2.	To hold an advisory vote to approve named executive officer compensation.		o	o	o		4.	To consider and act upon a proposal to approve the 2023 Director Stock Ownership Plan	o	o	o

			1 Year	2 Years	3 Years	Abstain
3	To hold an advisory vote on the frequency of the advisory vote on the compensation of our named executive officers		o	o	o	o	5.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm to examine and report on our financial statements and internal control over financial reporting for 2023.	o	o	o

NOTE: In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)				Date